UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Berkshire Hills Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

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April 1, 2014

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Berkshire Hills Bancorp, Inc. to be held at:

The Crowne Plaza Hotel

One West Street

Pittsfield, Massachusetts 01201

Thursday, May 8, 2014

10:00 a.m., local time

The notice of annual meeting and proxy statement appearing on the following pages describe the formal business to be transacted at the meeting. Directors and officers of the Company, as well as a representative of PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, will be present to respond to appropriate questions of stockholders.

It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own. To make sure your shares are represented, we urge you to vote promptly by completing and mailing the enclosed proxy card, or by telephone or electronically on the Internet, in accordance with the instructions on your proxy card. If you attend the meeting, you may vote in person even if you have previously voted.

The Board of Directors unanimously recommends that you vote “FOR” each of the proposals to be presented at the annual meeting.

Sincerely,

/s/ Michael P. Daly	/s/ Lawrence A. Bossidy
Michael P. Daly	Lawrence A. Bossidy
Chairman of the Board, President and Chief Executive Officer	Lead Independent Director of the Board of Directors

24 North Street

Pittsfield, Massachusetts 01201

(413) 443-5601

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	10:00 a.m. on Thursday, May 8, 2014

PLACE	The Crowne Plaza Hotel One West Street Pittsfield, Massachusetts 01201

ITEMS OF BUSINESS	(1) To elect four directors to serve for a term of three years.

(2) To consider a non-binding proposal to give advisory approval of our executive compensation as described in the proxy statement.

(3) To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2014.

(4) To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

RECORD DATE	Stockholders as of the close of business on the record date, March 13, 2014, are entitled to one vote for each share of common stock held at that time.

VOTING

It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy card or voting instruction card sent to you, or by voting electronically online or by telephone. Voting instructions are printed on your proxy or voting instruction card and included in the accompanying proxy statement. Please see the enclosed voting instructions on how to vote your shares. You can revoke a proxy at any time before its exercise at the meeting by following the instructions in the proxy statement.

/s/ Wm. Gordon Prescott
Wm. Gordon Prescott
Corporate Secretary

April 1, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 8, 2014—THIS PROXY STATEMENT AND BERKSHIRE HILLS BANCORP, INC.’S 2013 ANNUAL REPORT TO STOCKHOLDERS ARE EACH AVAILABLE AT www.materials.proxyvote.com/084680.

Berkshire Hills Bancorp, Inc.

Proxy Statement

i

Berkshire Hills Bancorp, Inc.

Proxy Statement

General Information

We are providing this proxy statement to you in connection with the solicitation of proxies by the Board of Directors of Berkshire Hills Bancorp, Inc. for the 2014 Annual Meeting of Stockholders and for any adjournment or postponement of the meeting. In this proxy statement, we may also refer to Berkshire Hills Bancorp, Inc. as “Berkshire Hills,” the “Company,” “Berkshire,” “we,” “our” or “us.”

Berkshire Hills is the holding company for Berkshire Bank and Berkshire Insurance Group, Inc. In this proxy statement, we may also refer to Berkshire Bank as the “Bank.”

We are holding the 2014 Annual Meeting at The Crowne Plaza Hotel, One West Street, Pittsfield, Massachusetts on May 8, 2014 at 10:00 a.m., local time.

We intend to mail this proxy statement and the enclosed proxy card to stockholders of record beginning on or about April 1, 2014.

Information About Voting

Who Can Vote at the Meeting

You are entitled to vote the shares of Berkshire Hills common stock that you owned as of the close of business on March 13, 2014. As of the close of business on March 13, 2014, a total of 25,100,836 shares of Company common stock were outstanding. Each share of common stock has one vote.

The Company’s Certificate of Incorporation provides that a record owner of the Company’s common stock who beneficially owns, either directly or indirectly, in excess of 10% of the Company’s outstanding shares, is not entitled to any vote in respect of the shares held in excess of the 10% limit. To our knowledge, there are no such record owners as of March 13, 2014.

Ownership of Shares; Attending the Meeting

You may own shares of Berkshire Hills in one of the following ways:

•                                          Directly in your name as the stockholder of record;

•                                          Indirectly through a broker, bank or other holder of record in “street name”; or

•                                          Indirectly in the Berkshire Hills Bancorp, Inc. Stock Fund of our 401(k) Plan, the trust that holds restricted stock awards issued to directors and employees under our equity plans, or through the Beacon Federal Employee Stock Ownership Plan.

If your shares are registered directly in your name, you are the holder of record of these shares and we are sending these proxy materials directly to you. As the holder of record, you have the right to give your proxy directly to us, either through voting by mail, the Internet, or telephone, or to vote in person at the meeting. If you wish to vote at the meeting, you will need to bring proof of identity.

If you hold your shares indirectly in street name, your broker, bank or other holder of record is sending these proxy materials to you. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote by filling out a voting form that accompanies your proxy materials. Your broker, bank or nominee may allow you to provide voting instructions by telephone or by the Internet in addition to by mail. Please see the form provided by your broker, bank or nominee that accompanies this proxy statement.

If you hold your shares indirectly in street name and wish to attend the meeting, you will need to bring proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Berkshire Hills common stock held in street name in person at the meeting, you must obtain a written proxy in your name from the broker, bank or nominee who is the record holder of your shares. You will also need to bring proof of identity to vote at the meeting.

Quorum and Vote Required

Quorum. We will have a quorum and will be able to conduct the business of the annual meeting if the holders of a majority of the outstanding shares of common stock entitled to vote are present at the meeting, either in person or by proxy.

Votes Required for Proposals. At this year’s annual meeting, stockholders will elect four directors to serve a term of three years.  In voting on the election of directors, you may vote in favor of the nominees, withhold votes as to all nominees, or withhold votes as to specific nominees. There is no cumulative voting for the election of directors.  Directors must be elected by a plurality of the votes cast at the annual meeting. This means that the four nominees receiving the greatest number of votes will be elected. However, if a director is elected by a plurality but less than a majority of the votes cast for such director, such director must submit his or her resignation to the Board of Directors, which resignation may then be accepted or rejected by the Board following a review by the Corporate Governance/Nominating Committee.

In voting on the non-binding proposal to give advisory approval of our executive compensation, you may vote in favor of the proposal, vote against the proposal or abstain from voting. To approve the proposal, the affirmative vote of a majority of the votes cast at the annual meeting is required.  While this vote is required by law, it will neither be binding on us or the Board of Directors, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on us or the Board of Directors.

In voting on the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, you may vote in favor of the proposal, vote against the proposal or abstain from voting. To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2014, the affirmative vote of a majority of the votes cast at the annual meeting is required.

Routine and Non-Routine Proposals. Applicable rules determine whether proposals presented at stockholder meetings are routine or non-routine. If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote on the proposal without receiving voting instructions from the owner. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. The New York Stock Exchange (“NYSE”) allows its member-brokers to vote shares held by them for their customers on matters the NYSE determines are routine, even though the brokers have not received voting instructions from their customers. The NYSE currently considers the ratification of our independent auditors (Item 3) as a routine matter. Your broker, therefore, may vote your shares in its discretion on this routine matter if you do not instruct your broker how to vote on it. If the NYSE does not consider a matter routine, then your broker is prohibited from voting your shares on the matter unless you have given voting instructions on that matter to your broker. The NYSE no longer considers the election of directors or compensation matters to be routine (Items 1 and 2).

Therefore, brokers holding shares for their customers will not have the ability to cast votes with respect to the election of directors and the Company’s executive compensation, unless they have received instructions from their customers. It is important, therefore, that you provide instructions to your broker if your shares are held by a broker so that your vote with respect to these non-routine matters is counted.

How We Count Votes. If you return valid proxy instructions or attend the meeting in person, we will count your shares to determine whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted to determine the existence of a quorum.

In the election of directors, votes that are withheld and broker non-votes will have no effect on the outcome of the election.

In counting votes on the proposals to give advisory approval of our executive compensation and to ratify the selection of the independent registered public accounting firm, we will not count abstentions or broker non-votes as votes cast on these proposals. Therefore, abstentions and broker non-votes will have no impact on the outcome of these proposals.

Solicitation of Proxies. The Company will bear the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, we will request that banks, brokers and other holders of record send proxies and proxy materials to the beneficial owners of Berkshire Hills Bancorp, Inc. common stock and secure their voting instructions, if necessary.

Voting by Proxy

The Company’s Board of Directors is sending you this proxy statement to request that you allow your shares of Company common stock to be represented at the annual meeting by the persons named as proxies on the enclosed proxy card. All shares of Company common stock represented at the meeting by properly executed and dated proxies will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors.

The Board of Directors unanimously recommends that you vote “FOR” each of the nominees for director, “FOR” our executive compensation as described in this proxy statement, and “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2014.

If any matters not described in this proxy statement are properly presented at the annual meeting, the persons named as proxies on the proxy card will use their judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the meeting to solicit additional proxies. If the annual meeting is postponed or adjourned, your Company common stock may be voted by the persons named in the proxy card on the new meeting date, provided such new meeting occurs within 30 days of the annual meeting and you have not revoked your proxy. The Company does not currently know of any other matters to be presented at the meeting.

You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must either advise the Corporate Secretary of the Company in writing before your common stock has been voted at the annual meeting, deliver a later dated proxy or attend the meeting and vote your shares in person by ballot. Attendance at the annual meeting will not in itself constitute revocation of your proxy. You may advise the Company’s Corporate Secretary of your revocation in writing to Berkshire Hills Bancorp, Inc. at 24 North Street, P.O. Box 1308, Pittsfield, Massachusetts 01202, care of Wm. Gordon Prescott, Corporate Secretary.

Participants in the Berkshire Bank 401(k) Plan

If you invest in Berkshire Hills common stock through the Berkshire Hills Bancorp Stock Fund in our 401(k) Plan, you will receive a voting instruction card that reflects all shares you may vote under the plan. Under the terms of the 401(k) Plan, a participant is entitled to direct the trustee how to vote the shares in the Berkshire Hills Bancorp, Inc. Stock Fund credited to his or her account. The trustee will vote all shares for which it does not receive timely instructions from participants in the same proportion as shares for which the trustee received voting instructions. Your voting instructions must be received by May 1, 2014.

Former Participants in the Beacon Federal Employee Stock Ownership Plan

As a result of our acquisition of Beacon Federal Bancorp, Inc., the Beacon Federal Employee Stock Ownership Plan (the “Plan”) holds Berkshire Hills common stock.  If you are a former participant in the Plan, you are entitled to direct the Plan Trustee on how to vote the shares of Berkshire Hills common stock allocated to your account.  Each former participant in the Plan will receive a voting instruction card that reflects all the shares that he or she is entitled to vote.  The Plan Trustee will vote all shares for which it does not receive timely instructions from participants in the same proportion as shares for which the Plan Trustee received voting instructions.  Your voting instructions must be received by May 1, 2014.

Holders of Non-Vested Restricted Stock Awards

If you have been granted a restricted stock award under the Berkshire Hills Bancorp, Inc. Amended and Restated 2003 Equity Compensation Plan, 2011 Equity Incentive Plan, or 2013 Equity Incentive Plan (collectively referred to as the “Incentive Plan”), you will receive a voting instruction card that reflects all unvested shares of Berkshire Hills common stock subject to the restricted stock award that you may vote under the Incentive Plan. Under the terms of the Incentive Plan, a participant is entitled to direct the trustee how to vote the unvested shares of restricted Berkshire Hills common stock awarded to him or her. The trustee will vote the shares of Berkshire Hills common stock held in the Incentive Plan Trust in accordance with instructions it receives from you and other stock award recipients. The trustee will vote all shares for which it does not receive timely instructions from stock award recipients in the same proportion for which the trustee received voting instructions. Your voting instructions must be received by May 1, 2014.

Corporate Governance

Director Independence

The Company’s Board of Directors currently consists of 13 members, all of whom are independent under the listing requirements of The New York Stock Exchange, except for Messrs. Daly and Curley, who are officers of Berkshire Hills and Berkshire Bank, and Mr. Dunlaevy, by reason of his Non-Competition and Consulting Agreement with the Company, dated April 6, 2011, pursuant to Legacy Bancorp, Inc.’s merger with and into the Company. On January 23, 2014, Mr. Auriemma resigned from the Boards of Directors of the Company and the Bank. Concurrent with Mr. Auriemma’s resignation, the Boards of Directors of the Company and the Bank appointed Richard J. Murphy to serve for a term to expire at the 2015 Annual Meeting of Stockholders. In determining the independence of its directors, the Board considered transactions, relationships and arrangements between the Company and its directors that are not required to be disclosed in this proxy statement under the heading “Transactions with Related Persons,” including loans or lines of credit that the Bank has directly or indirectly made to Directors Altmeyer, Daly, Mahoney, Moffatt, Murphy, Raser and Templeton.

Corporate Governance Policy

The Board of Directors has adopted a corporate governance policy to govern certain activities, including: the duties and responsibilities of directors; the composition, responsibilities and operation of the Board of Directors; the seletion of a lead independent director; the operation of board committees; succession planning; convening executive sessions of independent directors; the Board of Directors’ interaction with management and third parties; and the evaluation of the performance of the Board of Directors and of the Chief Executive Officer. A copy of the corporate governance policy is available in the Governance Documents portion of the Investor Relations section of the Company’s website (www.berkshirebank.com).

Leadership Structure

Mr. Daly serves as the Chairman of the Board, President and Chief Executive Officer of the Company. The Board of Directors believes that a combined Chairman and Chief Executive Officer position is the best corporate governance structure for the Company, especially given the experience and performance of Mr. Daly during his tenure as President and Chief Executive Officer. In his capacity as Chairman of the Board and Chief Executive Officer, Mr. Daly chairs meetings of the Board of Directors, leads company operations, represents the Company in external matters, receives feedback from the executive sessions of the independent directors of the Board from the Lead Independent Director, shapes the Board agenda, and consults with the Lead Independent Director of the Company regarding the board agenda and board information.

The Board of Directors values independent board oversight as an essential component of corporate governance and believes that the position of Lead Independent Director further enhances the corporate governance of the Company. The Board of Directors has selected Lawrence A. Bossidy as its Lead Independent Director. Mr. Bossidy’s responsibilities as Lead Independent Director include, in addition to his duties as a board member, serving as an intermediary between the Chairman and the independent directors, setting the agenda and leading executive sessions of the independent directors, facilitating discussion among the independent directors on key issues and concerns, and collaborating with the Chairman and Chief Executive Officer to develop a board agenda and board information.

Committees of the Board of Directors

The following table identifies our standing committees and their members for fiscal year 2013.  All members of the Audit Committee, the Compensation Committee and the Corporate

Governance/Nominating Committee are independent in accordance with the listing requirements of The New York Stock Exchange. Each committee operates under a written charter that is approved by the Board of Directors that governs its composition, responsibilities and operation. Each committee reviews and reassesses the adequacy of its charter at least annually.  The charters of all five (5) committees are available in the Governance Documents portion of the Investor Relations section of the Company’s website (www.berkshirebank.com).  On February 27, 2014, Mr. Murphy was appointed to the Audit and Capital Committees.

Director	Audit Committee	Compensation Committee	Corporate Governance/ Nominating Committee	Risk Management Committee	Capital Committee
John W. Altmeyer	X
Geno Auriemma**
Lawrence A. Bossidy		X	X
Robert M. Curley				X*	X
Michael P. Daly
John B. Davies		X*	X
Rodney C. Dimock		X	X*
J. Williar Dunlaevy				X	X
Susan M. Hill	X*		X
Cornelius D. Mahoney			X		X*
Laurie Norton Moffatt				X	X
Richard J. Murphy	X				X
Barton D. Raser	X				X
D. Jeffrey Templeton***	X			X
Number of Meetings in 2013	8	7	8	7	6

*                 Denotes Chairperson

**          Mr. Auriemma resigned from the Boards of Directors of the Company and the Bank, effective Janaury 23, 2014.

***   Effective April 24, 2014, Mr. Templeton will move from the Audit Committee to the Compensation Committee.

Audit Committee

The Audit Committee assists the Board of Directors in its oversight of the Company’s accounting and reporting practices, the quality and integrity of the Company’s financial reports and the Company’s compliance with legal and regulatory requirements related to accounting and financial reporting. The Audit Committee oversees the Company’s internal audit function and annually reviews and approves an internal audit plan. The Committee is also responsible for engaging the Company’s independent registered public accounting firm and monitoring its performance and independence. Each member of the Audit Committee is independent under the listing requirements of The New York Stock Exchange and the rules of the Securities and Exchange Commission applicable to audit committee members. The Board of Directors has designated Director Hill as an audit committee financial expert under the rules of the Securities and Exchange Commission.  The Committee presently has five (5) members and is chaired by Ms. Hill.

Compensation Committee

The Compensation Committee approves the compensation objectives for the Company and its subsidiaries and establishes the compensation for the Chief Executive Officer and other executives. The Compensation Committee also reviews the Company’s incentive compensation and other equity plans and recommends changes to the plans as needed. The Compensation Committee reviews all compensation components for the Company’s Chief Executive Officer and other executive officers, including base salary, annual incentive, long-term incentives/equity, benefits and other perquisites. In addition to reviewing competitive market factors, the Compensation Committee also examines the total compensation mix, pay-for-performance relationship, and how all elements, in the aggregate, comprise the executive’s total compensation package. Decisions by the Compensation Committee with respect to the compensation of executive officers are approved by the full Board of Directors. See “Compensation Discussion and Analysis” for more information regarding the role of the Compensation Committee, management and compensation consultants in determining and/or recommending the amount or form of executive compensation.  Each member of the Compensation Committee is independent under the listing requirements of The New York Stock Exchange and the rules of the Securities and Exchange Commission applicable to Compensation Committee members.  The Committee presently has three (3) members and is chaired by Mr. Davies.

Corporate Governance/Nominating Committee

The Company’s Corporate Governance/Nominating Committee assists the Board of Directors in: (1) identifying qualified individuals to serve as Board members, (2) determining the composition of the Board of Directors and its committees, (3) monitoring a process to assess Board effectiveness and (4) developing and implementing the Company’s corporate governance guidelines. The Corporate Governance/Nominating Committee also considers and recommends the nominees for director to stand for election at the Company’s annual meeting of stockholders.  The Committee presently has five (5) members and is chaired by Mr. Dimock.

Minimum Qualifications. The Corporate Governance/Nominating Committee has adopted a set of criteria that it considers when it selects individuals to be nominated for election to the Board of Directors. A candidate must meet the eligibility requirements set forth in the Company’s bylaws, which include a residency requirement and a requirement that the candidate not have been subject to certain criminal or regulatory actions. A candidate also must meet any qualification requirements set forth in any Board or committee governing documents.

These qualifications include:

•                                          No person shall be eligible for election or appointment to the Board of Directors: (i) if such person has, within the previous ten (10) years, been the subject of supervisory action by a financial regulatory agency that resulted in a cease and desist order or an agreement or other written statement subject to public disclosure under 12 U.S.C. 1818(u), or any successor provision; (ii) if such person has been convicted of a crime involving dishonesty or breach of trust which is punishable by imprisonment for a term exceeding one year under state or federal law; (iii) if such person is currently charged in any information, indictment, or other complaint with the commission of or participation in such a crime; and (iv) except for persons serving as members of the initial Board of Directors or except as otherwise approved by the Board of Directors, unless such person has been, for a period of at least one year immediately prior to his or her nomination or appointment, a resident of a county in which the Company or its subsidiaries maintains a banking office or a county contiguous to any such county.

•                                          No person shall be eligible for election or appointment to the Board of Directors if such person is the nominee or representative of a company, as that term is defined in Section 10 of the Home Owners’ Loan Act or any successor provision, of which any director, partner, trustee or shareholder controlling more than 10% of any class of voting stock would not be eligible for election or appointment to the Board of Directors.

•                                          No person may serve on the Board of Directors and at the same time be a director of more than two other public companies, or their subsidiaries.

•                                          No person shall be eligible for election to the Board of Directors if such person is the nominee or representative of a person or group, or of a group acting in concert (as defined in 12 C.F.R Section 574.4(d)), that includes a person who is ineligible for election to the Board of Directors.

•                                          The Board of Directors shall have the power to construe and apply the provisions of the Company’s bylaws and other governance documents, and to make all determinations necessary or desirable to implement such provisions, including but not limited to determinations as to whether a person is a nominee or representative of a person, a company or a group, whether a person or company is included in a group, and whether a person is the nominee or representative of a group acting in concert.

If the candidate is deemed eligible and qualified for election to the Board of Directors, the Corporate Governance/Nominating Committee will then evaluate the following criteria in selecting nominees:

•                                          financial, regulatory and business experience;

•                                          familiarity with and participation in the local communities;

•                                          integrity, honesty and reputation in connection with upholding a position of trust with respect to customers;

•                                          dedication to the Company and its stockholders; and

•                                          independence.

The Committee also will consider any other factors the Corporate Governance/Nominating Committee deems relevant, including age, diversity, size of the Board of Directors and regulatory disclosure obligations. We do not maintain a specific diversity policy, but diversity is considered in our review of candidates. Diversity is considered in terms of how a candidate’s background, experience, qualifications, attributes and skills may complement, supplement or duplicate those of other prospective candidates.

With respect to nominating an existing director for re-election to the Board of Directors, the Corporate Governance/Nominating Committee will consider and review an existing director’s Board and committee attendance and performance; length of Board service; the experience, skills and contributions that the existing director brings to the Board; and independence.

Director Nomination Process. The Corporate Governance/Nominating Committee has adopted a process to identify and evaluate individuals to be nominated for election to the Board of Directors. For purposes of identifying nominees, the Corporate Governance/Nominating Committee relies on personal contacts of the committee members and other members of the Board of Directors, as well as its knowledge of members of the communities served by the Company and its subsidiaries. The Corporate Governance/Nominating Committee will also consider director candidates recommended by stockholders in accordance with the policy and procedures set forth below. The Corporate Governance/Nominating Committee has not previously used an independent search firm to identify nominees.

In evaluating potential nominees, the Corporate Governance/Nominating Committee determines whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under certain criteria, which are described above under “Minimum Qualifications.” If such individual fulfills these criteria, the Corporate Governance/Nominating Committee will conduct a check of the individual’s background and interview the candidate to further assess the qualities of the prospective nominee and the contributions he or she would make to the Board.

Consideration of Recommendations by Stockholders. It is the policy of the Corporate Governance/Nominating Committee of the Board of Directors of the Company to consider director candidates recommended by stockholders who appear to be qualified to serve on the Company’s Board of Directors. The Corporate Governance/Nominating Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the Corporate Governance/Nominating Committee does not perceive a need to increase the size of the Board of Directors. To avoid the unnecessary use of the Corporate Governance/Nominating Committee’s resources, the Corporate Governance/Nominating Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Procedures to be Followed by Stockholders. To submit a recommendation of a director candidate to the Corporate Governance/Nominating Committee, a stockholder should submit the following information in writing, addressed to the Chairman of the Corporate Governance/Nominating Committee, care of the Corporate Secretary, at the main office of the Company:

1.                                      The name of the person recommended as a director candidate;

2.                                      All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934;

3.                                      The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

4.                                      As to the stockholder making the recommendation, the name and address of such stockholder as it appears on the Company’s books; provided, however, that if the stockholder is not a registered holder of the Company’s common stock, the stockholder should submit his or her name and address along with a current written statement from the record holder of the shares that reflects ownership of the Company’s common stock; and

5.                                      A statement disclosing whether such stockholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

In order for a director candidate to be considered for nomination at the Company’s annual meeting of stockholders, the recommendation must be received by the Corporate Governance/Nominating Committee at least 120 calendar days before the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting, advanced by one (1) year.

Capital Committee

The Capital Committee assists the Board of Directors in planning for future capital needs.  The Capital Committee is also responsible for ensuring compliance with regulations pertaining to capital structure and levels.  In accordance with its charter, a majority of the directors serving on the Capital Committee must meet the definition of independent director under the listing requirements of The New York Stock Exchange.  The Committee presently has six (6) members and is chaired by Mr. Mahoney.

Risk Management Committee

The Risk Management Committee assists the Board of Directors in: (1) overseeing management’s program to limit or control the material business risks that confront the Company; and (2) approving policies and procedures designed to lead to an understanding of and to identify, control, monitor and measure the material business risks of the Company and its subsidiaries. These material business risks include, but are not limited to, credit risk, interest rate risk, liquidity risk, regulatory risk, legal risk, operational risk, strategic risk and reputation risk. The Risk Management Committee presently has four (4) members and is chaired by Mr. Curley.

Board and Committee Meetings

During 2013, the Board of Directors held nine (9) meetings. All of the current directors attended at least 75% of the total number of the board meetings and committee meetings held on which such directors served during 2013.

Director Attendance at Annual Meeting of Stockholders

The Board of Directors encourages each director to attend annual meetings of stockholders. All but five (5) directors attended the 2013 annual meeting of stockholders.

Code of Business Conduct

The Company has adopted a Code of Business Conduct that is designed to promote the highest standards of ethical conduct by the Company’s directors, executive officers and employees. The Code of Business Conduct, which applies to all employees and directors, addresses conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the Code of Business Conduct is designed to deter wrongdoing and promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations. A copy of the Code of Business Conduct can be found in the Governance Documents portion of the Investor Relations section of the Company’s website (www.berkshirebank.com).

Audit Committee Report

The Company’s management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the fair presentation of those financial statements in conformity with generally accepted accounting principles. The independent registered public accounting firm is also responsible for issuing an opinion on the Company’s internal control over financial reporting based on criteria issued by the Committee on Sponsoring Organizations of the Treadway Commission. The Audit Committee oversees the Company’s internal controls and financial reporting process on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles and provided its Report on Internal Control over Financial Reporting. The Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examination, its evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public

Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning the independent registered public accounting firm’s independence. In concluding that the registered public accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the firm were compatible with its independence.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm that, in its report, expresses an opinion on the fairness and conformity of the Company’s financial statements to generally accepted accounting principles. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s financial statements are presented fairly in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s independent registered public accounting firm is “independent.”

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the Securities and Exchange Commission. The Audit Committee also has approved, subject to stockholder ratification, the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

Audit Committee of the Board of Directors of

Berkshire Hills Bancorp, Inc.

Susan M. Hill, Chair

John W. Altmeyer

Richard J. Murphy

Barton D. Raser

D. Jeffrey Templeton

Director Compensation

The Company uses a combination of cash, restricted stock and stock options to attract and retain qualified candidates to serve on the Board. Equity compensation provides the opportunity to earn more based on the Company’s total stockholder return and to align directors’ interests with those of the Company’s stockholders. The Corporate Governance/Nominating Committee reviews director compensation and benefits annually and makes recommendations to the Board. The following table provides the compensation received by individuals who served as non-employee directors (except for Mr. Curley who is the Chairman of the New York region of Berkshire Bank) of the Company during the 2013 fiscal year. This table excludes perquisites, which did not exceed $10,000 in the aggregate for each director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
John W. Altmeyer	28,500	—	—	—	28,500
Geno Auriemma (3)	30,000	30,023	—	—	60,023
Lawrence A. Bossidy	57,000	32,683	—	1,923	91,606
Robert M. Curley (4)	52,000	82,709	—	122,454	257,163
John B. Davies	46,000	32,683	—	1,923	80,606
Rodney C. Dimock	46,000	32,683	—	1,923	80,606
J. Williar Dunlaevy (5)	46,000	10,540	—	1,822	58,362
Susan M. Hill (6)	48,000	32,683	—	3,432	84,115
Cornelius D. Mahoney (7)	46,000	32,683	—	35,763	114,446
Laurie Norton Moffatt (8)	30,667	—	—	—	30,667
David E. Phelps (9)	23,000	32,683	—	1,923	57,606
Barton D. Raser (10)	46,000	10,540	—	312	56,852
D. Jeffrey Templeton	46,000	32,683	—	1,923	80,606

(1)         Represents the grant date fair value of the restricted stock awarded under the Amended and Restated Berkshire Hills Bancorp, Inc. 2003 Equity Compensation Plan, and/or the 2011 Equity Incentive Plan. The grant date fair value of the restricted stock awards has been computed in accordance with the stock based accounting rules under FASB ASC Topic 718 (formerly FAS 123(R)). For Mr. Curley only, the stock award amount includes $32,683 for his service as a director and $50,026 for his service as Chairman of the New York region of Berkshire Bank. Amounts shown are the aggregate grant date fair value of restricted stock awards, with the grant date fair value based on the closing price of our common stock on the applicable grant date.  No option awards were granted to any director in 2013. As of December 31, 2013, each non-employee director and Mr. Curley had the following number of unvested shares of restricted stock and stock options outstanding:

Name	Shares of Unvested Restricted Stock Held in Trust	Stock Options Outstanding
John W. Altmeyer	—	31,817
Geno Auriemma	1,244	—
Lawrence A. Bossidy	2,431	495
Robert M. Curley	6,472	—
John B. Davies	2,431	1,660
Rodney C. Dimock	2,431	—
J. Williar Dunlaevy	2,117	136,638
Susan M. Hill	2,431	—
Cornelius D. Mahoney	2,431	15,000
Laurie Norton Moffatt	—	—
Barton D. Raser	2,117	—
D. Jeffrey Templeton	2,431	1,660

(2)         Reflects the dollar value of dividends paid on stock awards.

(3)         On January 23, 2014, Mr. Auriemma resigned from the Board of Directors and the Board appointed Richard J. Murphy as a Director to serve for the remainder of Mr. Auriemma’s term to May 2015.

(4)         The total amount included in “All Other Compensation” reflects Mr. Curley’s salary in the amount of $114,615 as Chairman of the New York region of Berkshire Bank,dividends of $1,561, a non-elective 401(k) contribution of $3,438, and club dues of $2,840.

(5)         Mr. Dunlaevy recognized $1,520 in imputed income on split dollar insurance.

(6)         Ms. Hill recognized $1,509 in imputed income on split dollar insurance.

(7)         Mr. Mahoney recognized $33,840 in imputed income on split dollar insurance.

(8)         Ms. Moffatt was elected to the Board of Directors on May 9, 2013.

(9)         Mr. Phelps resigned from the Board of Directors effective May 9, 2013.

(10)  Mr. Raser recognized $10 in imputed income on split dollar insurance.

Retainers for Non-Employee Directors. The following table sets forth the applicable retainers that will be paid to our non-employee directors for their service on our Board of Directors during 2014.

Annual Cash Retainer for Board Service	$30,000
Annual Cash Retainer for Lead Independent Director	$45,000
Annual Equity Retainer for Board Service	$30,000
Annual Cash Retainer for Audit Committee Chair	$10,000
Annual Cash Retainer for Risk Management Committee Chair	$6,000
Annual Cash Retainer for Capital, Compensation, and Corporate Governance/Nominating Committee Chairs	$4,000
Annual Cash Retainer for Attendance at Audit, Capital, Compensation, and Risk Management Committee Meetings	$8,000
Annual Cash Retainer for Attendance at Corporate Governance/Nominating Committee Meetings	$4,000

Agreement with J. Williar Dunlaevy.  We entered into a Non-Competition and Consulting Agreement with Mr. J. Williar Dunlaevy effective July 21, 2011, which is the same date we acquired Legacy Bancorp, Inc.  Under the agreement, Mr. Dunlaevy agreed to perform consulting services as a liaison to Legacy Banks Foundation for a period of twelve months.  In addition, for a period of twenty-four months, Mr. Dunlaevy also agreed not to solicit or offer employment to any employee of Berkshire Hills or our subsidiaries.  In exchange for the consulting services and the agreement not to compete or solicit, we agreed to pay Mr. Dunlaevy $400,000, with $150,000 paid on July 21, 2011 and $250,000 payable in monthly installments over the twelve month consulting period.

Agreement with Geno Auriemma. We entered into an Endorsement Agreement with Mr. Geno Auriemma effective May 10, 2012. Under the agreement, Mr. Auriemma has agreed to serve as a marketing spokesman for Berkshire Bank for a period of four (4) years. In exchange for his services, we have agreed to pay Mr. Auriemma $120,000 annually for a term of four (4) years.  On January 23, 2014, Mr. Auriemma resigned from the Boards of Directors of the Company and the Bank. Mr. Auriemma will continue to serve as a spokesperson for the Bank in accordance with the terms of the Endorsement Agreement.

Stock Ownership

The following table provides information as of March 13, 2014, with respect to persons known by the Company to be the beneficial owners of more than 5% of the Company’s outstanding common stock. A person may be considered to own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power. Percentages are based on 25,100,836 shares outstanding at March 13, 2014.

Name and Address	Number of Shares Owned		Percent of Common Stock Outstanding
Dimensional Fund Advisors LP Palisades West Building One 6300 Bee Cave Road Austin, Texas 78746	1,681,119	(1)	6.7%

BlackRock, Inc. 40 East 52nd Street New York, New York 10022	1,599,867	(2)	6.4%

Sy Jacobs Jacobs Asset Management, LLC 11 East 26 Street, Suite 1900 New York, New York 10010	1,386,610	(3)	5.5%

The Vanguard Group 1000 Vanguard Blvd. Malvern, Pennsylvania 19355	1,325,300	(4)	5.3%

(1)         Based on information contained in a Schedule 13G/A filed with the U.S. Securities and Exchange Commission on February 10, 2014.

(2)         Based on information contained in a Schedule 13G/A filed with the U.S. Securities and Exchange Commission on January 28, 2014.

(3)         Based on information contained in a Schedule 13G/A filed with the U.S. Securities and Exchange Commission on February 14, 2014.

(4)         Based on information contained in a Schedule 13G/A filed with the U.S. Securities and Exchange Commission on February 11, 2014.

The following table provides information about the shares of Company common stock that are owned by each director or nominee for director (if any) of the Company, by the current executive officers named in the Summary Compensation Table (the “Named Executive Officers” or the “NEOs”) and the aggregate number of shares owned by all directors, nominees for director (if any) and Named Executive Officers as a group as of March 13, 2014. A person may be considered to own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown and none of the shares shown have been pledged. The number of shares and options exercisable within 60 days owned by all directors, nominees for director (if any) and Named Executive Officers as a group totaled 2.85% of our outstanding common stock as of March 13, 2014.  Each director and Named Executive Officer owned less than 1.0% of our outstanding common stock as of that date. Percentages are based on 25,100,836 shares outstanding at March 13, 2014.

Name	Number of Shares Owned (Excluding Options) (1)		Options Exercisable Within 60 Days	Total
Directors
John W. Altmeyer	25,839	(2)	31,817	57,656
Lawrence A. Bossidy	90,701	(3)	—	90,701
Robert M. Curley	13,840		—	13,840
Michael P. Daly	128,520		—	128,520
John B. Davies	21,990		660	22,650
Rodney C. Dimock	14,618	(4)	—	14,618
J. Williar Dunlaevy	72,617	(5)	136,638	209,255
Susan M. Hill	25,496	(6)	—	25,496
Cornelius D. Mahoney	13,631		—	13,631
Laurie Norton Moffatt	1,335		—	1,335
Richard J. Murphy	1,200		—	1,200
Barton D. Raser	23,939	(7)	—	23,939
D. Jeffrey Templeton	23,579		660	24,239

Named Executive Officers Who Are Not Directors
Josephine Iannelli	6,349		—	6,349
Sean A. Gray	34,898		—	34,898
Richard M. Marotta	34,641		—	34,641
George F. Baciaglupo	12,771		—	12,771
All Executive Officers and Directors, as a Group (17 persons)	545,964		169,775	715,739

(1)         This column includes the following:

Name	Shares of Granted but Unvested Restricted Stock Held In Trust	Shares Held In Trust in the Berkshire Bank 401(k) Plan
Mr. Altmeyer	2,029	—
Mr. Bossidy	2,465	—
Mr. Curley	6,504	—
Mr. Daly	16,316	21,480
Mr. Davies	2,465	—
Mr. Dimock	2,465	—
Mr. Dunlaevy	2,465	—
Ms. Hill	2,465	—
Mr. Mahoney	2,465	—
Ms. Moffatt	1,200	—
Mr. Murphy	1,200	—
Mr. Raser	2,465	—
Mr. Templeton	2,465	—
Ms. Iannelli	6,349	—
Mr. Gray	15,363	886
Mr. Marotta	17,400	—
Mr. Bacigalupo	11,234	—

(2)         Includes 4,472 shares held by Mr. Altmeyer’s spouse.

(3)         Includes 69,518 shares held in a trust.

(4)         Includes 3,400 shares held by an LLC.

(5)         Includes 8,457 shares held by Mr. Dunlaevy’s spouse and 5,226 shares held in an employee stock ownership plan.

(6)         Includes 322 shares held by Ms. Hill’s spouse’s IRA.

(7)         Includes 12,404 shares held by a company.

Proposals to be Voted on by Stockholders

Proposal 1 — Election of Directors

The Company’s Board of Directors currently consists of 13 members. The Board is divided into three (3) classes, each with three-year staggered terms, with one-third of the directors elected each year. The nominees for election this year are Michael P. Daly, Susan M. Hill, Cornelius D. Mahoney, and John W. Altmeyer, all of whom are current directors of the Company and the Bank.

It is intended that the proxies solicited by the Board of Directors will be voted for the election of the nominees named above. If any nominee is unable to serve, the persons named in the proxy card will vote your shares to approve the election of any substitute proposed by the Board of Directors. At this time, the Board of Directors knows of no reason why any nominee might be unable to serve.  Except as indicated herein, there are no arrangements or understandings between the nominees and any other person pursuant to which such nominees were selected.

The Board of Directors recommends a vote “FOR” the election of all nominees.

Information regarding the nominees and the directors continuing in office is provided below. Unless otherwise stated, each individual has held his or her current occupation for the last five (5) years. The age indicated in each nominee’s biography is as of December 31, 2013. There are no family relationships among the directors or executive officers. The indicated period for service as a director includes service as a director of the Bank.

Board Nominees for Terms Ending in 2017

Michael P. Daly is Chairman of the Board of Directors, President and Chief Executive Officer of the Company and the Bank. Before these appointments, Mr. Daly served as Executive Vice President and Senior Loan Officer of the Bank. He has been an employee of the Bank since 1986. Mr. Daly’s extensive banking experience and knowledge of local markets enhances the breadth of experience of the Board of Directors. Age 52. Director since 2002.

Susan M. Hill is Vice President of Hill & Thompson, P.C., a certified public accounting firm located in Manchester Center, Vermont, which she founded and previously served as President for over 20 years. She served as a director of Factory Point Bancorp, Inc. and Factory Point National Bank of Manchester Center from 1992 until their acquisition by Berkshire Hills in September 2007. As an accountant, Ms. Hill provides knowledge and expertise to the Board in the areas of financial statement preparation and reporting, and serves as the Company’s Audit Committee Financial Expert. Ms. Hill is designated as a Certified Financial Planner and adds value in the oversight of the Company’s financial services and wealth management business. She also provides experience and perspective concerning operations in our Vermont region. Age 64. Director since 2007.

Cornelius D. Mahoney served as President, Chief Executive Officer and Chairman of the Board of Woronoco Bancorp and Woronoco Savings Bank before their merger with the Company and the Bank in June 2005. He is a former Chairman of America’s Community Bankers and the Massachusetts Bankers Association and a former Director of the Federal Home Loan Bank of Boston. He was a member of the Thrift Institution Advisory Council to the Federal Reserve Board of Governors and is a past Chairman of the Board of Trustees at Westfield State College. Mr. Mahoney provides valuable experience and insight as a successful banking executive and nationally recognized industry contributor, as well as knowledge of and involvement with our Springfield region markets. Age 68. Director since 2005.

John W. Altmeyer has served as President and Chief Executive Officer of Carlisle Syntec, Inc., Carlisle, Pennsylvania, a roofing manufacturer, since 1997.  Carlisle Syntec is a key segment of Carlisle Companies, a New York Stock Exchange listed company.  He previously held several corporate positions at Carlisle Companies from 1987 to 1997, with a focus on business development. Mr. Altmeyer also served on the Boards of Directors of Beacon Federal Bancorp, Inc. and Beacon Federal from 1992 until their acquisition by the Company and the Bank. He was also employed by Carrier Corporation from 1981 to 1987. Mr. Altmeyer provides valuable experience from his management of a large company connected to the construction industry, and a key segment of a Fortune 1000 company, as well as his prior service as a director of a Central New York community bank. Age 54. Director since 2013.

Directors with Terms Ending in 2015

Lawrence A. Bossidy held the positions of Chairman and Chief Executive Officer of Honeywell International, Inc. and before that he was Chairman and Chief Executive Officer of AlliedSignal. Before that, he held the positions of Chief Operating Officer of General Electric Credit, President of General Electric’s Services and Materials Sector and Vice Chairman of General Electric. Mr. Bossidy has served as a member of the Boards of Directors of Merck & Co., Inc., JPMorgan Chase, and K&F Industries Holdings. Mr. Bossidy has authored two prominent books on business leadership and is nationally recognized and respected for his business success and contributions to corporate governance and to the arts of business execution and leadership development. Age 79. Director since 2002.

Robert M. Curley served as Chairman and President for Citizens Bank in New York from 2005 to 2009. Prior to joining Citizens, Mr. Curley served at Charter One Bank where he was President for New York and New England. During the period of 1976 to 1999, Mr. Curley was employed by KeyCorp., where he rose to the position of Vice Chairman of KeyBank N.A., and served as President and Chief Executive Officer of four subsidiary banks. Mr. Curley was hired by the Company and the Bank as Chairman of their New York bank and appointed as a director of the Company and the Bank in December 2009. He brings a wealth of knowledge to the Board concerning the banking industry in the Northeastern United States generally, and our New York region specifically, as well as the day-to-day management and oversight of a highly successful bank.  Age 66.  Director since 2009.

Barton D. Raser is the co-owner and Vice President of Carr Hardware, with its headquarters located in Pittsfield, Massachusetts.  Mr. Raser has served in this capacity since 1990.  Mr. Raser served as director of Legacy Bancorp, Inc. and Legacy Banks from 2001 to 2011, during which time he served on Legacy Bancorp’s Audit Committee, Trust Committee and Governance and Nominating Committee and chaired Legacy Banks’ Credit/ALCO Committee.  Mr. Raser enhances the Board with his knowledge of the Berkshire County economy and marketplace, as well as his experience with day to day management and oversight of a successful retail/wholesale business.  Age 49.  Director since 2011.

D. Jeffrey Templeton is the owner and President of The Mosher Company, Inc., located in Chicopee, Massachusetts, a manufacturer of buffing and polishing compounds, abrasive slurries and a distributor of related grinding, polishing and lapping machinery. Mr. Templeton is a former director of Woronoco Bancorp and provides experience and perspective as a successful business owner in our Springfield and Central Massachusetts markets. Age 72. Director since 2005.

Richard J. Murphy is Vice President and General Manager of the Tri-City ValleyCats minor league baseball team, a Class-A affiliate of the Houston Astros based in Troy, New York.  Mr. Murphy currently serves as Chairman of the New York-Penn League Schedule Committee and is a member of the Board of Directors for Minor League Baseball’s Baseball Internet Rights Corporation.  With over 25 years of experience in professional sports management, Mr. Murphy brings the Board a strong financial acumen, a solid background in brand promotion and marketing, and close ties to the Albany, New York community.  Age 51. Director since 2014.

Directors with Terms Ending in 2016

John B. Davies is a former Executive Vice President of Massachusetts Mutual Life Insurance and is currently an Agent Emeritus with Massachusetts Mutual providing high net worth counseling with a focus on tax efficiency and intergenerational transfers of wealth. Mr. Davies is a former director of Woronoco Bancorp, and provides the Board with knowledge and understanding of our Springfield and Central Massachusetts markets, as well as experience in financial institution management, and expertise in financial services including insurance and wealth management. Age 64. Director since 2005.

Rodney C. Dimock is a Principal at Arrow Capital, LLC, a private investing property development and consulting services company, located in West Granby, Connecticut. He was formerly President, Chief Operating Officer and a director of Cornerstone Properties, a $4.8 billion NYSE listed office building real estate investment trust and before that he was President of Aetna Realty Investors, Inc., one of the country’s largest real estate investment management advisors. Mr. Dimock provides experience in financial institution management, as well as experience and perspective on commercial real estate markets and the business climate and opportunities in Southern New England. Age 67. Director since 2006.

Laurie Norton Moffatt is the Director and Chief Executive Officer of the Norman Rockwell Museum, Stockbridge, Massachusetts. Since 1986, Ms. Moffatt has overseen the expansion of the museum’s facilities and the creation of a scholars’ research program. Her efforts resulted in the Museum receiving the National Humanities Medal, America’s highest humanities honor. Ms. Moffatt is also an active community leader. She is a founder of 1Berkshire and Berkshire Creative Economy Council and serves as a trustee of Berkshire Health Systems. Ms. Moffatt also holds a business degree from the University of Massachusetts. Her management and marketing experience developing and expanding the Norman Rockwell Museum and her community involvement will serve the Board’s efforts to continually enhance its business presence in the Berkshires and throughout the Company’s business footprint. Age 57. Director since 2013.

J. Williar Dunlaevy is the former Chief Executive Officer and Chairman of the Board of Legacy Bancorp, Inc. and Legacy Banks (collectively, “Legacy”).  Mr. Dunlaevy served as the Chief Executive Officer and Chairman of the Board of Legacy since 1996, and he currently serves as the Chairman of the Berkshire Bank Foundation — Legacy Region, Inc.  Mr. Dunlaevy’s extensive banking experience and knowledge of local markets enhances the breadth of experience of the Board.  Age 67.  Director since 2011.

Proposal 2 — Advisory (Non-Binding) Vote on Executive Compensation

In accordance with Section 14A of the Exchange Act, stockholders are being given the opportunity to vote on an advisory (non-binding) resolution at the Annual Meeting to approve our executive compensation, as described above under “Compensation Discussion and Analysis,” compensation tables and narrative discussion of Named Executive Officer compensation in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to endorse or not endorse the Company’s executive pay program.

The purpose of our compensation policies and procedures is to attract and retain experienced, highly qualified executives critical to the Company’s long-term success and enhancement of stockholder value. The Board of Directors believes the Company’s compensation policies and procedures achieve this objective, and therefore recommend stockholders vote “FOR” the proposal.

“Resolved, that the compensation paid to the Company’s Named Executive Officers, as disclosed in this proxy statement pursuant to Item 402 of Securities and Exchange Commission

Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

Is the Stockholder Vote Binding on the Company? This is an advisory vote only, and neither the Company nor the Board of Directors will be bound to take action based upon the outcome. The Compensation Committee will consider the vote of the stockholders when considering future executive compensation arrangements.

The Board recommends that stockholders vote “FOR” this proposal.

Proposal 3 — Ratification of the Independent Registered Public Accounting Firm

The Company’s independent registered public accounting firm for the year ended December 31, 2013 was PricewaterhouseCoopers LLP. The Audit Committee has reappointed PricewaterhouseCoopers LLP as the independent registered public accounting firm for the year ending December 31, 2014, subject to ratification by the stockholders at the annual meeting. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting to respond to appropriate questions from stockholders and will have the opportunity to make a statement should he or she desire to do so.

Stockholder ratification of the appointment of PricewaterhouseCoopers LLP is not required by the Company’s bylaws or otherwise. However, the Board of Directors is submitting the appointment of the independent registered public accounting firm to the stockholders for ratification as a matter of good corporate practice. If the ratification of the appointment of the firm is not approved by a majority of the votes cast by stockholders at the annual meeting, other independent registered public accounting firms may be considered by the Audit Committee of the Board of Directors.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2014 fiscal year.

Audit Fees.  The following table sets forth the fees billed to the Company for the fiscal years ended December 31, 2013 and 2012, respectively, by PricewaterhouseCoopers LLP:

	2013	2012
Audit Fees (1)	$902,834	$1,562,474
Audit-Related Fees (2)	$218,580	$516,615
Tax Fees (3)	$—	$—
All Other Fees	$—	$—

(1)              Includes fees for the financial statement and internal control over financial reporting audits and quarterly reviews.

(2)              Fees in 2013 relate to purchase accounting, compliance testing, and employee benefit plans. Fees in 2012 relate to purchase accounting, systems conversion, employee benefit plans, and comfort letter issuance.

(3)              Consists of tax return preparation, and tax-related compliance and services.  PricewaterhouseCoopers LLP did not perform any tax return preparation, or tax-related compliance and services for the Company in 2013.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In accordance with its charter, the Audit Committee approves, in advance, all audit and permissible non-audit services to be performed by the independent registered public accounting firm. Such approval process ensures that the external auditor does not provide any non-audit services to the Company that are prohibited by law or regulation.

In addition, the Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. Requests for services by the independent registered public accounting firm must be specific as to the particular services to be provided for compliance with the auditor services policy.

The request may be made with respect to either specific services or a type of service for predictable or recurring services.

During the years ended December 31, 2013 and 2012, respectively, all services were approved, in advance, by the Audit Committee in compliance with these procedures.

Compensation Discussion and Analysis

This section explains how we compensate Named Executive Officers listed in the Summary Compensation Table that follows.  The Named Executive Officers consist of the CEO and members of the executive team.  Compensation for our executive team is determined by the Compensation Committee of the Board of Directors.

Executive Summary

The following section highlights our key performance results and compensation considerations for our 2013 executive compensation program.

Our Performance

Berkshire built a larger franchise in 2013, with more capacity to increase our profitable market share in our New England/New York footprint.  The power of our franchise was amplified in our footprint, our vision, and our brand/culture.  Our achievements included:

•                  Purchased 20 branches in New York adding more than 60,000 new customers.

•                  Integrated Beacon Federal operations and recruited experienced leadership establishing our brand in the Utica to Syracuse region of New York.

•                  Recruited experienced teams in commercial banking, leasing, small business banking, and mortgage banking.

•                  Opened/relocated two new commercial regional headquarters in Eastern Massachusetts.

•                  Opened/relocated three branches and consolidated five branches to strengthen the distribution system, and added new mobile banking features.

•                  Improved brand awareness through a brand refresh and strategic media partnerships.

•                  Added leasing and indirect lending products, insurance products, and enhanced commercial services.

•                  Conducted Six Sigma process improvement projects across multiple business lines.

Two external events in the first half of 2013 changed the pace of the Company’s earnings growth:  (1) A sharp steepening of the yield curve led to a dramatic drop in residential mortgage originations throughout the industry; (2) Market demand for lower grade commercial debt led to accelerated outplacement of loans from acquired banks which were not consistent with the Company’s long run balance sheet objectives.

At midyear, the Company took immediate and aggressive actions to respond to these market changes and abate the downturn in revenue and core earnings.  Key actions included:

•                  Made changes in executive and senior management to refocus on core competencies and disciplines.

•                  Restructured and right sized staff and eliminated excess premises, resulting in a 7% decrease in compensation/occupancy/technology costs.

•                  Refocused lending originations producing 16% annualized loan growth in the second half of the year.

In 2013 we produced record revenues, earnings and core earnings. Several of our key financial metrics grew year over year contributing to shareholder benefits as noted below.

Pay and Performance Alignment

Our compensation program is based on an overarching goal to reward our executives commensurate with the performance achieved and value delivered to our shareholders.  We ensure this alignment by:

•                  Measuring our success through a balanced portfolio of performance metrics that reward corporate and individual success.

•                  Focusing a significant amount of executive compensation on variable/performance-based pay for both short and long-term.

•                  Placing significant emphasis on long-term equity incentive pay to reinforce a sustained, multi-year view of performance and enhance the alignment of executives’ goals with those of our shareholders.

•                  Providing a significant portion of our incentive compensation in equity based compensation to further align executive interests with those of our shareholders.

Illustrative 2013 Target Pay Opportunity • At least 50% in performance/ variable pay • More than 25% in long-term/ equity pay

The Board believes that our executive compensation program provides an appropriate balance that rewards short-term results while keeping focused on delivering long-term performance and ultimately increased shareholder value.  Below we summarize the key financial metrics used in our 2013 short and long-term incentive plans.  During 2013, our performance was measured by the following balanced portfolio of incentive metrics:

Metric	Results	Comment
Short Term Incentive Measures
Core Earnings	$46.7 million	Record result; 6% increase over prior year; achieved trigger for turning on the incentive plan; however below threshold and therefore did not fund incentive pool for this component
Criticized Assets Ratio	36.6%	Reduced from 45% at the prior year-end due to resolution and run-off of acquired criticized assets; this resulted in funding incentive pool at stretch for this component
Core Efficiency Ratio	60.8%	Increased from 58.7% in prior year; above threshold and therefore did not fund incentive pool for this component
Long-Term Incentive Measures
Core Return on Equity	6.9%	Our long-term plan uses these measures to reward future performance (3 year performance periods). We provide 2013 results as illustration of our contribution toward our long-term goals
Core Earnings per Share	$1.87

While record earnings and significant shareholder return were achieved, our 2013 performance did not meet our own ambitious goals. Despite management’s aggressive actions in the second half, most full year profitability metrics did not achieve targeted levels.  As a result, our short-term incentive plan funding was significantly cut to 41.25% of target for the Named Executive Officers.  Although the Compensation Committee approved an award for the CEO, Mr. Daly declined the payout.

The 2011 performance share grant vested through 2013 year-end.  Due to the Company’s strong progress in the earlier years, performance for the three year period 2011-2013 generally met the Company’s goals.  Vesting of our 2011 performance share grant was 98.5% percent of target.  Further details of these payouts are described in the remainder of the CD&A.

In summary, the Compensation Committee and Board of Directors carefully monitor executive pay-performance alignment and our program provides variability year-to-year and over the long-term that reflects our performance.

2013 Compensation Program Highlights

•                              Base salary increases made in line with market and in consideration of skill, experience and performance.

•                              Annual incentive pool funded at 41.25% of target reflecting the challenges faced in 2013.

•                              Long-term/equity incentives reflect 50% performance shares (which vest based on 3 year performance results) and 50% time vesting shares, to provide balance between performance and retention.

•                              A significant portion of executive pay is stock based-compensation to reflect our desire to retain a broader view of long-term results and shareholder alignment.

•                              Stock ownership and retention guidelines encourage our executives to own and retain stock; all of our executives meet, or are on target to meet our stock ownership guideline policy.

•                              All incentive pay is subject to forfeiture under our clawback policy.

Role of the Compensation Committee, Management and Compensation Consultant

Role of the Compensation Committee.  The Compensation Committee of the Board of Directors is responsible for discharging the Board’s duties in executive compensation matters and for administering the Company’s incentive and equity-based plans. The Committee oversees the development and implementation of the total compensation program for Berkshire’s Named Executive Officers.  Throughout the following discussion and analysis, we refer to the Compensation Committee as “the Committee.”

The Compensation Committee has the responsibility for establishing, implementing and continually monitoring adherence with our Executive Compensation Philosophy.  The Committee ensures that the total compensation paid to executives is fair, reasonable, and performance-based while aligning with shareholder interests.

Details on the Committee’s functions are more fully described in its charter, which has been approved by the Board of Directors and is available on our website.  To fulfill its charter and responsibilities, the Committee met throughout the year, meeting 7 times in 2013, and also may take action by written consent. The Chair of the Committee regularly reports on Committee actions at meetings of the Company’s Board.

The Committee reviews all compensation components for the Company’s Chief Executive Officer and other executive officers, including base salary, annual incentive, long-term incentives/equity, benefits and other perquisites. In addition to reviewing competitive market values, the Committee examines the total compensation mix, pay-for-performance relationship, and how all elements, in aggregate comprise the executive’s total compensation package. The Committee also reviews the employment contract with the Chief Executive Officer and the Change in Control agreements or any severance agreement with other executive officers.  The Compensation Committee and Management consider the accounting and tax (individual and corporate) consequences of the compensation plans prior to making changes to the plans.

The Committee reviews the Chief Executive Officer’s performance annually and makes decisions regarding the Chief Executive Officer’s compensation, including base salary, incentives and equity grants based on this review. Input and data from the Executive Vice President of Human Resources and outside consultants and advisors are provided as a matter of practice and as requested by the Committee to provide external reference and perspective. While the Chief Executive Officer makes recommendations on other Named Executive Officers, the Committee is ultimately responsible for approving compensation for all Named Executive Officers. The Compensation Committee reviews its decisions with the full Board of Directors.

The Committee has the sole authority and resources to obtain advice and assistance from internal or external legal, human resource, accounting or other advisors or consultants as it deems desirable or appropriate. The Committee has direct access to outside advisors and consultants throughout the year as they relate to executive compensation.  The Committee has direct access to and meets periodically with the compensation consultant independently of management.

Role of the Compensation Consultant.  The Committee retained the services of Pearl Meyer & Partners (“PM&P” or the “Consultant”), to serve as the Committee’s independent advisor through June, 2013.  PM&P assisted the Committee with the following activities:  peer group development, incentive plan design, development of 2013 compensation guidelines, assistance with share request, proxy and other miscellaneous requests of the Committee.

In July, the Committee engaged Meridian Compensation Partners, LLC (“Meridian” or “Consultant”) to serve as independent advisor to the Committee.  Based on the Committee’s trust and confidence in their compensation consultant, they elected to continue that relationship when the consultant moved to Meridian.  During 2013, Meridian presented an annual Compensation Committee Education session, conducted executive and board market analyses, assisted with 2014 incentive plan designs, and responded to other requests of the Committee.

The Consultants reported directly to the Committee and carried out their responsibilities to the Committee in coordination with the Company’s Human Resources Department, as requested by the Committee.  The Committee Chair has regular contact with the Consultants outside meetings as appropriate.  The Committee has reviewed both PM&P and Meridian services and determined that both Consultants are independent with respect to SEC standards as well as Company policy.

Role of Management.  Although the Committee makes independent determinations on all matters related to compensation of the Named Executive Officers, certain members of management may be requested to attend or provide input to the Committee.  Input may be sought from the Chief Executive Officer, Executive Vice President Human Resources, Chief Financial Officer, Executive Vice President Risk Management or others to ensure the Committee has the information and perspective it needs to carry out its duties.

In particular, the Committee seeks input from the Chief Executive Officer on matters relating to strategic objectives, Company performance goals and input on his assessment of the Named Executive Officers.  The Executive Vice President Human Resources often assists the Committee on matters of design, administration and operation of the Company’s compensation programs.  In some cases, the Committee delegates responsibilities to the Executive Vice President of Human Resources to assist in development of design considerations.  The Executive Vice President of Human Resources may be requested, on the Committee’s behalf, to work with their independent consultant to develop proposals for the Committee’s consideration.  The Executive Vice President of Human Resources reports to the Compensation Committee directly on such matters.  The Committee also receives regular updates from the Company’s Chief Risk Officer and Chief Financial Officer throughout the year as appropriate.

Although executives may provide insight, suggestions or recommendations regarding executive compensation, they are not present during the Compensation Committee’s deliberations or vote.  Only Compensation Committee members vote on decisions regarding executive compensation.  The Committee regularly meets in executive session without management present.

Compensation Philosophy & Pay Considerations

The overall principle guiding executive compensation at the Company is to reward executives commensurate with performance.

The Committee believes that the success of our Company depends on our ability to attract and retain talented executives motivated to drive the Company’s growth goals and deliver value to its stockholders. Ultimately our compensation programs are designed to achieve overarching goals that motivate and reward performance, ensure sound risk management, and deliver long-term value to our shareholders.  To achieve these objectives, the Compensation Committee regularly reviews and modifies our compensation and incentive programs to ensure they align with these core objectives.  We assess our program from the perspective of our shareholders and regulators, considering best practices and making improvements as appropriate.

Performance is defined to reflect short and long-term performance, Company and individual performance as measured by our absolute performance goals and long-term relative performance compared to the industry.  We believe our balanced and holistic view of performance helps ensure we motivate the right behaviors and results that are in line with the long-term interests of our shareholders.  Our compensation management is performed within the context of our overall budgeting, planning and cost management programs.

As a result of our holistic/balanced perspective, our compensation reflects a combination of different reward elements, which work together to recognize multiple “views” and allow us to reward performance without overemphasizing any one element, one performance measure or one period of time.

In summary, we provide a total compensation program that is competitive, performance-oriented, shareholder aligned, balanced, and reflects sound risk management practices.  We set specific performance goals that align with our strategy and support our annual plans, but also recognize the need to be responsive and flexible in today’s challenging environment.  We believe this approach also helps to ensure our program does not motivate our executives to take undue risks.

How our Philosophy and Decisions Support our Objectives.

The following table summarizes the key objectives of our total compensation program and how our program supports these goals.

Key Objectives	How Our Programs Support These Objectives
Attract and retain talented executives committed to our success.

•                  Competitive base salaries allow us to attract and recognize executives for their role, expertise and contribution.

•                  Competitive total compensation opportunities provide appropriate motivation to focus on our long-term success.

•                  Annual incentives reward our executives on achieving our business plans.

•                  Long-term equity incentives serve to retain our top talent and motivate them for long term success.

Provide competitive compensation appropriate for banks of similar size, complexity and performance.

•                  Total compensation guidelines are targeted to reflect the market defined as banks similar in size, region and business model to Berkshire.

•                  The Committee’s independent consultant conducts comprehensive analyses that include proxy and industry survey data and serves as a reference for defining base salary ranges and target short and long-term incentive opportunities.

Key Objectives	How Our Programs Support These Objectives
Motivate executives to achieve high standards of performance.

•                  Variable/performance oriented compensation (i.e. short and long-term incentives) work together to reward Company financial and strategic objectives as well as individual performance and contributions.

•                  Higher (i.e. above market) compensation results if performance exceeds our goals and expected peer rankings; lower compensation (i.e. below market) will result if our performance falls below expectations.

Align executive interests with those of our shareholders

•                  Our executives are expected to meet stock ownership guidelines over time and hold stock throughout their tenure as executives.

•                  A significant portion of executive compensation is in the form of stock with 50% of grants vesting only upon achievement of multi-year performance goals.

•                  The Compensation Committee reviews our programs and pay—performance relationships on a regular basis.

•                  The Compensation Committee reviews alignment between Chief Executive Officer pay and total shareholder return.

Provide a balanced approach that rewards both short-term and long-term results and appropriate risk taking

Our total compensation program balances the following perspectives:

•                  Providing a mix of fixed and variable/performance pay.

•                  Measuring short and long-term performance.

•                  Providing incentives in both cash and equity based compensation.

•                  Considering our absolute and relative performance.

•                  Measuring a mix of performance goals including earnings, returns and asset quality.

The well-balanced approach seeks to enhance the pay-performance focus and also to mitigate risk taking by not placing significant focus on any one metric/perspective, but rather taking a holistic approach to total compensation.

Compensation Decision Process and Factors Considered.

The Committee’s decisions throughout the year are supported by various analyses, information and input including, but not limited to:

• Competitive benchmarking reviews	• Executive attraction and retention considerations

• Total compensation philosophy, pay targets and guidelines	• Internal equity considerations

• Tally sheets	• Executive stock ownership levels

• Strategic plans and performance relative to annual budget	• Risk assessment considerations

• Pay-performance alignment	• Best/emerging practices

• Individual performance	• Director and Committee input

• Demonstration of behaviors that support America’s Most Exciting Bank® culture and brand	• Company’s performance, stock price and total shareholder return compared to peers and market indices

• External influences, economic conditions and industry factors	• Advisory shareholder vote and other relevant shareholder input

Further details on several of these analysis and factors are described below.

Competitive Benchmarking.  In the fall of each year, the Committee’s independent compensation consultant conducts a comprehensive market analysis using the peer group and other industry survey data.

The purpose of this assessment is to provide market perspective to the Committee as it sets base salaries and incentive opportunities for the next year.  In addition, the peer group is used to assess pay-performance alignment on a retrospective basis. The Committee believes that ongoing monitoring of the Company’s programs and pay decisions enables them to assess the effectiveness of its pay decision and ensure the executive compensation program meets desired objectives.

The peer group developed by our compensation consultants in the fall of 2012 was used by the Committee to set 2013 salaries and incentive target opportunities.  This data was also used to perform a realizable pay analysis that considers the likely realized pay based on actual performance for the prior year.  The purpose of these reviews is to provide regular, independent, and objective analyses of all elements of compensation (individually and in the aggregate), relative to market and peer group practice.  In addition to competitive benchmarking, the consultant conducted several analyses assessing the pay-performance relationship to assist the Committee in monitoring longer-term effectiveness.

The 2012 peer group was developed by our compensation consultants using objective parameters that reflect banks of similar asset size (approximately ½ - 2x Berkshire’s assets) and located in the Northeast/Mid-Atlantic region.  The group excluded recent conversions, banks with unique business models or those subject to mergers and acquisitions. The 2012 peer group was used for 2013 pay decisions and target opportunities.  In the fall of 2013, as part of our regular review cycle, the peer group was again reviewed and updated as appropriate using the same selection criteria.  The result was a consistent peer group with only two changes between 2012 and 2013.  For the 2013 peer group, Dime Community Bancshares was removed and F.N.B. Corporation was added.  Both peer groups positioned Berkshire near median for assets.

The following shows the peer group banks used for the 2012 and 2013 analyses:

Brookline Bancorp, Inc	Northwest Bancshares, Inc.
Community Bank System, Inc.	Park National Corporation
Dime Community Bancshares, Inc.*	Provident Financial Services, Inc.
First Commonwealth Financial Corporation	Provident New York Bancorp
First Financial Bancorp.	S&T Bancorp, Inc.
Flushing Financial Corporation	Sandy Spring Bancorp, Inc.
F.N.B. Corporation**	Tompkins Financial Corporation
Independent Bank Corp.	TrustCo Bank Corp NY
National Penn Bancshares, Inc.	WSFS Financial Corporation
NBT Bancorp, Inc.

*                                         2012 excluded from the 2013 peer group

**                                  New to 2013 peer group

In addition to the peer group data, the consultant used several other sources of data to identify general compensation trends, including the PM&P Northeast Banking Compensation Survey Report as well as published industry surveys and a proprietary database of national banking compensation data. Data reflects banks representing similar asset size and region to the Company.

Tally Sheets.  The Committee reviews tally sheets annually that summarize all elements of executive compensation and benefits. The tally sheets enable the Committee to see a snapshot of all compensation elements in a singular summary. Tally sheets are discussed annually with the full Board to ensure all members understand the components of executive compensation. While it is treated primarily for information and understanding, it is an additional view the Committee may consider in making compensation decisions or program changes in the future.

Internal Equity.  The Committee receives feedback from the Chief Executive Officer related to key executive roles and relationships. In some cases, there is a goal to retain similar pay levels (e.g. to support a “team” approach) whereas, at other times there is a desire to provide differentiation to reflect unique roles, contribution, or performance. The Chief Executive Officer provides input to the Committee regularly so that such internal relationships can be reviewed and considered by the Committee in pay decisions. The Committee also reviews the relationship between the Chief Executive Officer and other senior executives. The goal is to ensure that relationships between executives appropriately reflect differences in roles and performance.

Pay-Performance Analysis.  Ensuring and sustaining a proper pay-performance relationship is a key objective for the Compensation Committee.  As such, the Compensation Committee’s independent consultant conducts regular analyses to monitor pay-performance alignment, particularly with regards to the Chief Executive Officer.  The goal is to use this information proactively to set appropriate pay opportunity ranges and retroactively to assess the actual pay delivered based on performance. During 2013, the consultant provided the following information/analyses to facilitate the Committee’s ongoing review:

•                  Actual pay delivered — the level of pay received/granted for the fiscal year (includes base salary, annual incentives and equity grants which represent potential value).  Unlike the Summary Compensation Table, equity awards reflect the year of performance considered (e.g. 2013 equity grants reflect a combination of time vested shares that reflect FY 2012 performance and executive potential as well as performance shares that vest based on 3- year performance.  This perspective reflects the Committee’s intention and pay decisions for the year.

•                  Total pay opportunity ranges — the target opportunities and potential compensation that could be received/granted based on the Company’s total pay guidelines and minimum and stretch performance.  This provides the Committee an overview of the range of pay that an executive may receive under different performance scenarios.

•                  Realizable pay — a review of the average of three years cumulative pay that is realized by executive based on performance and stock price (considers base salary, actual bonus, current in the money value of stock options and current value of stock awards).  This is compared to peers to determine relative alignment.

•                  Performance — three year total shareholder return from 2010 — 2012 and other key financial metrics were reviewed and considered for Berkshire and peers.

Best Practices.  The Committee regularly seeks education and information related to emerging best practices. Regular updates, presentations and information from the Committee’s advisors and consultants were provided throughout the year.  In addition, the Committee requests the Compensation Consultant to provide a formal education session annually to include input on best practices and emerging trends.

Shareholder Vote.  At our annual 2013 meeting, our shareholders overwhelmingly supported our “say-on-pay” resolution with 97% of the votes cast voting to approve the executive compensation disclosed in last year’s proxy statement.  The Committee considers the shareholder advisory vote from the most recent annual meeting, along with commentary from proxy advisory firms that opined on the matters voted on at the meeting.

Compensation Components and 2013 Decisions

The Company’s compensation program consists of four main components: Base Salary, Annual Incentives, Long-Term Incentive/Equity, and Benefits and Perquisites.  The following section summarizes the role of each component, how decisions are made and the resulting 2013 decision process as it relates to the Named Executive Officers.

Base Salary

Purpose, Philosophy and Process.  The Company believes the purpose of base salary is to provide competitive and fair base compensation that recognizes each executive’s role, responsibilities, experience and performance. Base salary represents fixed compensation that is targeted to be competitive with the practices of comparable financial institutions in the region. Each year our compensation consultant provides pay range guidelines based on its competitive assessment considering a composite of market data from the custom proxy peer group as well as other data sources of banking compensation information.  Our competitive range reflects a range around market median. The Committee uses this range in making ongoing base salary decisions for each executive.

In December of each year, the Committee reviews each executive’s base pay relative to competitive market practice, individual experience, expertise, performance and contributions in preparation for January considerations.  Base salaries are not automatically increased each year.  Input from the Chief Executive Officer is considered in setting the executive salaries while the Committee is solely responsible for determining the Chief Executive Officer’s salary.

2013 Decisions.  The Compensation Committee’s review of executive salaries typically occurs in January of each year but does not necessarily always result in a base pay adjustment. The Committee considers the market range for the positions and relative salaries, as well as the financial and economic environment.  In January 2013 after review of market data and individual performance, the Committee approved the following salaries for its Named Executive Officers.

•                  President and Chief Executive Officer, Michael P. Daly — The Committee approved an increase from $525,000 to $575,000

•                  Former Executive Vice President and Chief Financial Officer, Kevin P. Riley — The Committee approved an increase from $300,000 to $325,000

•                  Executive Vice President and Chief Financial Officer, Josephine Iannelli — Joined the company in March 2013 as Senior Vice President, Principal Accounting Officer with a base salary of $225,000

•                  Executive Vice President, Chief Risk and Administrative Officer, Richard R. Marotta — The Committee approved an increase from $300,000 to $350,000

•                  Executive Vice President, Retail Banking, Sean A. Gray — The Committee approved an increase from $275,000 to $350,000

•                  Executive Vice President Commercial Lending, George Bacigalupo was promoted to this position in October 2013 with a base salary of $325,000

Executive Incentive Plan — Short Term Incentives

Purpose, Philosophy and Process.  The primary objective of our Executive Incentive Plan is to motivate and reward executives for achieving specific Company, department and individual goals that support our strategic plan. Rewards under this plan represent compensation that must be re-earned each year based on Company and individual performance.

Company goals are defined each year and approved by the full Board. At the beginning of each year, the Chief Executive Officer proposes draft goals for the Company component of the incentive plan with the Compensation Committee.  The Compensation Committee discusses the proposed Company goals with the Chief Executive Officer, incorporates appropriate modifications and once approved, reviews with the full Board.  The Company goals serve to fund the incentive plan.

The Committee then works with the Chief Executive Officer to jointly define his individual goals. The Chief Executive Officer develops individual goals for each executive based on the strategic plan/budget and reflective of his/her role. Once funding of the plan is known, individual performance is assessed to determine the actual awards.

Incentive award targets and ranges are reviewed and established annually by the Committee based on the consultant’s market benchmarking analysis of similarly sized financial institutions and in line with our goal to provide a meaningful, but risk balanced, portion of total compensation that is based on annual results. For 2013, target annual incentive opportunities were 50% of base salary for the Chief Executive Officer and 35% for other Named Executive Officers. Actual payouts, however, are expected to vary each year based on a combination of Company and individual performance.  Funding for the plan can range from 0% - 150% of target, and individual awards should not exceed 200% of target, based on Corporate performance and strategic achievements.  (Annual incentives for Named Executive Officers represent approximately 20% — 25% of an executive’s target total direct compensation).

After the end of the performance year, the Chief Executive Officer provides the Committee with a summary of each executive’s performance and incentive recommendations based on their individual performance results relative to specific goals set at the start of the year. The Committee conducts a similar review of the Chief Executive Officer, which includes input concerning the Chief Executive Officer’s performance from the Board of Directors, assessing individual goals and overall contributions for the year. The Committee determines the Chief Executive Officer award and approves the executive officer awards. The Compensation Committee retains the discretion to modify incentive payouts based on significant individual or Company performance shortfalls and/or regulatory and safety and soundness considerations. The Committee also has the discretion to make the award, or a portion of the award, payable in the form of equity, if desired, to facilitate executives’ ownership guidelines.

Company Measures and Funding of the Plan.  In order for the Plan to pay any awards, the Company must first achieve a trigger/gate level of performance.  The gate for 2013 was defined at 75% of the budgeted core net income. Once the gate is achieved, the size of the incentive pool funding is determined based on Company performance relative to three goals:  Core Earnings (50%), Expense Management (25%), and Asset quality (25%).  Each goal has a defined range of acceptable performance (threshold, target and stretch).  If threshold is achieved, 50% of the pool is funded for that metric.  Target performance funds the pool at 100% and stretch performance funds at 150%.  The Committee also considers the achievement of the Company’s strategic plan/goals and can modify the pool +/- 15% based on their assessment of performance of these broader initiatives. In addition, the Committee will consider and discuss overall risk and can adjust the pool downward to reflect any risk or regulatory issues.  The objective is to ensure our incentive plan is funded appropriately based on profits and strategic results.

2013 Corporate Scorecard — Determines Incentive Pool Funding

Performance Measure	Definition	Weight	Threshold (funds 50% of award/pool)	Target (funds 100% of award/pool)	Stretch (funds 130% of award/pool)
Core Earnings	Core Net Income	50%	$48.3 million	$53.6 million	$59.0 Million
Expense Management	Core Efficiency Ratio	25%	60.0%	58.0%	56.0%
Asset Quality	Criticized Assets (Tier 1 + ALLL)	25%	<43%	<41%	<39%

The measures above are non-GAAP Performance Measures, as described below.

Non-GAAP Incentive Performance Measures:   Core measures are intended to identify the normalized operating level of revenue, expense, and earnings. Core measures exclude the after-tax impact of non-core items.  The Company provides further detail on and discussion of these non-core adjustments in its quarterly earnings releases filed with the SEC on Form 8-K.  Non-core items in 2013 included the net gain on the sale of securities and total merger, restructuring, and conversion related expenses — which are identified on the Statement of Income.  Other non-core items in 2013 included an out-of-period interest revenue adjustment and a related variable compensation expense adjustment.  The Board, in its acceptance of the financial statements, reviews and approves the classification of revenue and expense items as non-core.  The Criticized Assets Ratio is the ratio of Criticized Assets to the sum of Tier 1 Capital and the Loan Loss Allowance.  Criticized assets are those assets rated Special Mention or worse in Berkshire’s risk rating system.  Tier 1 Capital is a regulatory capital measure of Berkshire Bank.  This ratio compares asset quality to capital as a measure of soundness.

Individual Performance. Once the incentive pool is approved by the Committee, awards are then allocated based on each participant’s individual performance and contributions toward the Company’s strategic goals. This design is intended to provide a balance of “team” through the overall plan funding, but allows actual allocation of the awards to reflect individual contributions toward the Company’s success.

2013 Decisions.  While the Company posted record earnings results, profitability measures were below expectations, a result of changes in the financial markets that impacted our revenue streams and which were expected to occur over a longer period.  Although the Company reacted decisively to these changes, and the impacts were partially mitigated, overall performance remained below our planned targets.  As a result, the Corporate Scorecard resulted in a funding of 37.50% of target.  In accordance with the Plan, the Committee then considered achievements relative to key strategic initiatives and adjusted the funding 10% (out of the maximum of 15%) to bring the total funding to 41.25% of target (of a potential maximum of 150%).  The Committee recognized that many important strategic advances were accomplished which are expected to provide long term benefit.  In addition to highlights reported in the Executive Summary, the Committee also considered the following attributes of Company management:

•                  Strengthened overall talent throughout the organization and utilized this talent effectively to enhance individual career progression and performance results

•                  Continued focus on overall safety and soundness with ongoing balance sheet strength and improved controls in many business lines and operating functions

•                  Continued to evaluate M&A opportunities while maintaining financial disciplines

•                  Ongoing management of the interest rate risk profile to balance current and future earnings in light of potential future interest rate increases

•                  Sustained community and charitable support which has resulted in national recognition

•                  Conducted additional outreach to the investment community with comprehensive and transparent communications of the Company’s response to changing conditions

Below is a summary of the specific 2013 results and funding for the executive incentive plan:

Performance Measure	Weight	2013 Result	% Funding	Weighted Funding
Core Earnings	50%	$46.7 million	0	50%
Expense Management	25%	60.8%	0	25%
Asset Quality	25%	36.6%	150.0%	25%
Pool Funding based on Corporate Measures				37.5%
Strategic Initiatives Implementation (Committee discretion up to 15%) The Compensation Committee can also adjust the pool downward to reflect risk management considerations. The Committee approved 10% upward adjustment for 2013.				41.25%

Once the Pool is funded, individual awards are typically distributed in recognition of each Named Executive Officer’s individual performance.  Given the limited funding for 2013, actual awards were approved by the Committee, awarding Messrs. Daly, Marotta and Gray at the Corporate/Strategic funding level of 41.25% of target.  Mr. Daly declined the award.  Below is a summary of each executive’s performance as considered by the Committee:

Named Executive Officers	Approved Award	Rationale
Chief Executive Officer Daly	Approved $118,594 CEO Declined

Maintained commitment to operating disciplines and acted decisively to change executive management and operating plans, adjusting to market changes. Maintained positive management team focus and forward progress on numerous initiatives including Beacon Federal integration and NY branch acquisition. Mr. Daly elected not to take a bonus for 2013 and instead channeled those funds to reward other non-executive employees for extraordinary efforts.

Executive Vice President Marotta	$50,531

Managed criticized and substandard assets with distinction with solid, talented team and risk management; exceeded goal for recoveries; significantly expanded responsibilities with new Chief Administrative role; continued to build relationship with regulators.

Executive Vice President Gray	$50,531

Oversaw contribution of retail division to record Company results; expanded operational and systems responsibilities; successfully negotiated acquisition of 20 NY branches; continued to integrate mortgage operations acquisition and Beacon Federal; leadership and execution of company brand.

Ms. Iannelli and Mr. Bacigalupo were not covered under the 2013 Executive Incentive Plan due to the timing of their promotion dates.  Mr. Riley was not eligible for a payment under the 2013 Executive Incentive Plan since he resigned effective July 12, 2013.

Long-Term Incentive/Equity Compensation

Purpose, Philosophy and Process.  The Company’s long-term/equity incentive program is designed to align executives with long-term interests of the Company and shareholders, provide reward for superior performance, encourage stock ownership and enhance our ability to retain our top performers.

Each year in January, executives are considered for long-term incentive awards under the Company’s 2011 Equity Incentive Plan.  The Committee determines the form and amount of equity awards based on consideration of competitive market practice, Company performance and individual performance.  The Compensation Committee is authorized, at its discretion, to grant equity compensation in proportion and upon such terms and conditions as the Committee may determine.

2013 Plan Design and Awards.   Grants are allocated with the goal to provide competitive awards that provide a meaningful portion of total compensation in stock-based awards. The awards are intended to reward superior performance, provide retention of our key executives, balance compensation rewards with risk through long-term vesting tied to performance, and align executives with our stockholders.

For 2013, target equity grants were defined as 65% of base salary for the Chief Executive Officer and 45% of base salary for other Named Executive Officers (except for Ms. Iannelli and Mr. Bacigalupo since neither individual was a Named Executive Officer as of the date of the grants).  Grants are made based upon recommendation of the CEO (for direct reports) and approved by the Committee (for CEO and executives) in consideration of each executive’s past performance and future contribution. When making grants, the CEO and Committee also consider the market range for the positions as well as the financial and economic environment.

Once the award value is determined, the actual grant is split into two components:

•	Cliff vest following 3 year performance period
•	Rewards long-term / future performance
•	Aligns management and shareholder interests

•	Incremental vest over 3 years
•	Reinforces retention
•	Supports stock ownership

The 2013 Performance Shares vest after three years only if certain future goals are achieved.  For the 2013 grants, performance (and vesting) will be weighted 50% based on Average Core ROE Rank compared to an industry index; and 50% based on cumulative Core EPS.  We use an industry index to represent an objective/external comparator with predefined criteria (exchange traded banks and thrifts between $2 billion to $12 billion in assets located in New England or Mid-Atlantic regions, excluding MHCs). The Core EPS goal represents a cumulative three year goal that is set at the start of the performance period and is approved by the Committee.  The Company focuses on measures of Core EPS and Core ROE which reflect underlying operating trends rather than GAAP measures which include non-recurring charges, particularly related to merger and acquisition activity.  The Board requires satisfactory support for all non-core items recorded by management as part of its overall performance management review.

The table below shows the matrix that will be used by the Committee after the performance period ends (1/1/13 — 1/31/2015) to determine vesting for the 2013 performance shares.

2013 — 2015 Performance Share Measures

	Threshold	Target	Stretch
Average Rank of Core ROE 50%	35th percentile	50th percentile	65th percentile
Core EPS Growth 50%	$6.42 90% of Target EPS	$7.13 100% of Target EPS	$7.84 110% of Target EPS
Payout	50%	100%	150%

Note:  Core return on equity and core EPS are based on the non-GAAP measure of core earnings, which was further described in the 2013 Corporate Scorecard above.

The 2013 grants awarded in January are summarized below and in our “Grants of Plan Based Awards” table herein.

2013 Long-Term Awards Granted

	Time-Based Shares Value	Performance Shares Value	Total Value	Total Shares
Michael P. Daly	$180,000	$180,000	$360,000	14,926
Kevin P. Riley	$75,000	$75,000	$150,000	6,219
Sean A. Gray	$87,500	$87,500	$175,000	7,256
Richard M. Marotta	$87,500	$87,500	$175,000	7,256

2011 Plan Performance and Vesting. The 2013 year concludes the second performance grant under the 2011 Long Term Incentive Plan with three year performance goals and cliff vesting based on results over the three year period, 2011 - 2013.  The table below shows the performance matrix used by the Committee set in 2011 and assessed at the end of 2013 to determine vesting for the 2011 performance shares.

2011 Performance Share Measures/Matrix

		CORE ROE GROWTH (50%)
AVERAGE CORE ROE		Below 25th percentile	26th – 50th percentile	51st – 75th percentile	Above 76th percentile
	Below 25th percentile	0%	0%	0%	0%
	26th — 50th percentile	0%	50%	75%	100%
	51st — 75th percentile	0%	75%	100%	125%
	Above 75th percentile	0%	100%	125%	150%

		CORE EPS (50%)
CORE EPS (cumulative) 50%		< Threshold	Threshold $4.80 88% of EPS	Target $5.45 100% EPS	Stretch $6.10 112% EPS
	Funding	0	50%	100%	150%

Over the three year period 2011 — 2013, the Company’s growth in Average Core ROE (from the 2008-2010 base period) was in the top quartile of the comparator group described earlier. The Company’s Average Core ROE for the 2011- 2013 period was in the second quartile of this comparator group. This performance qualified for 100% funding of the Core ROE component of the performance incentive in accordance with the table above. The Company’s cumulative Core EPS over the three year period 2011 — 2013 totaled $5.41, including the impact of the accounting correction recorded in the third quarter of 2013.  Based upon the proration between target and stretch, the core EPS funding portion equated to 97.0%. Therefore, the combination of the two components for the long term incentive award vested at 98.5% of target, and the 2011 performance shares were vested in 2014 to the Named Executive Officers as follows:

2011 Long-Term Incentive Plan

3-Year Cliff Performance Vesting Based on Results

Participants	Grant Date	Grant at Target (100%)	Cliff Vesting — 3 year results (98.5%)
Daly	1/30/2011	5,891	5,803
Riley	1/30/2011	3,535	Forfeited shares at termination
Marotta	1/30/2011	3,535	3,482
Gray	1/30/2011	3,535	3,482

Standard practice — fractional shares rounded to next whole share

Note: In the third quarter of 2013, the Company reported an out-of-period accounting correction that increased reported earnings.  The correction not related to 2013 was credited to 2012 core EPS for the purpose of determining three year cumulative core earnings per share.

Benefits and Perquisites

Purpose, Philosophy and Process.  The Company provides select executives with perquisites and other executive benefits that the Compensation Committee believes are reasonable and consistent with its overall compensation philosophy. The Compensation Committee reviews the Company’s total benefits package on a regular basis to determine the competitiveness and appropriateness of providing executive benefits.

The Company maintains a supplemental retirement arrangement with Mr. Daly that provides a benefit designed to restore benefits capped by Internal Revenue Service limits on qualified plans. All Named Executive Officers are eligible for modest perquisites such as automobile allowance, financial planning and membership fees.

In 2009, the Compensation Committee implemented a modest supplemental disability policy for Mr. Daly to provide replacement benefits consistent with the value provided to employees under the Company benefit plan but reduced due to benefits caps. Mr. Daly will receive additional disability coverage of $15,000/month in addition to the Group Plan (which provides up to $15,000/month for all other executives). The intent of this supplemental policy is to provide a similar benefit of approximately 60% of salary in the event of a disability. This benefit level is consistent with the employee benefit replacement level.

Potential Post Termination or Change in Control Benefits

An important consideration in our ability to attract and retain key personnel is our ability to minimize the impact on our management team of the possible disruption associated with our analysis of strategic opportunities. Accordingly, we believe that it is in the best interest of the Company and its shareholders to provide our Named Executive Officers with reasonable financial arrangements in the event of termination of employment following a change in control or involuntary termination of employment for reasons other than cause. The Company has entered into an employment agreement with Mr. Daly and change in control agreements with the other Named Executive Officers.  The agreements are designed to ensure that the Named Executive Officers devote their full energy and attention to the best long term interests of the shareholders.  Beginning in 2009, the Company determined that it would no longer enter into an employment or change in control agreement that provides for a tax indemnification payment in the event that the payment under the agreement results in additional tax liability under Section 280G of the Internal Revenue Code (a “Tax Indemnification Payment”).  Consequently, the change in control agreements entered into for Mr. Marotta (in 2010), Mr. Bacigalupo (in 2013), and Ms. Iannelli (in 2014) do not provide for a Tax Indemnification Payment.  However, before the Company changed its policy with respect to Tax Indemnification Payments in 2009, the Company entered into an employment agreement with Mr. Daly and a change in control agreement with Mr. Gray, which provide for a potential Tax Indemnification Payment.

The Company no longer enters into change in control agreements that provide for a tax indemnification payment if the payments under the agreement result in additional tax liability under Section 280G of the Internal Revenue Code.  For additional details, please see section titled “Potential Payments Upon Termination of Employment or a Change-In-Control” of this proxy statement.

Policies and Practices

Stock Practices and Policies

Stock Ownership Guidelines.  The Board of Directors believes that it is in the best interest of the Company and its stockholders to align the financial interests of Company executives and directors with those of stockholders. The Company maintains Stock Ownership Guidelines for its Section 16 Executives and Directors that require the following minimum investment in Company common stock:

Directors:	Four times (4x) the annual cash retainer
President and Chief Executive Officer:	Four and a half times (4.5x) the annual base salary
All Other Executives:	Two and a half times (2.5x) the annual base salary

Shares that satisfy the stock ownership guidelines include Company stock owned outright and restricted stock whether or not vested.  Stock options are not included in calculating ownership until they are converted into actual shares owned.

Newly hired executives, directors and current employees of the Company who first become an executive or director are expected to satisfy the stock ownership guidelines within four years, or such other term approved by the Compensation Committee, from the date such individual first becomes an executive or director.

Executives and directors who maintain sufficient stock holdings, but due to an increase in base salary, annual cash retainer, selling Company stock to cover tax withholding or for a reason approved by the Compensation Committee, no longer meet the stock ownership guidelines, shall have eighteen months (18) to acquire additional Company stock and during this term such individuals will be deemed to satisfy the ownership guidelines.

Stock ownership for executives and directors is reviewed annually as part of the annual executive performance evaluation process and as part of the Board review. Share holdings are evaluated based on the average stock price for the three year period prior to the Board’s review. These guidelines will allow for extenuating circumstances and discretion in the evaluation process. The Compensation Committee shall be responsible for the periodic review of the policy. Any changes to the policy will require the approval of the Board of Directors.

The Committee monitors executives’ ownership annually.  As of October 2013, our Chief Executive Officer and former Chief Financial Officer were compliant with the Company’s stock ownership guidelines.  The other executives are progressing satisfactorily toward meeting their objectives within policy timeframe.  Additionally, the directors are compliant with the Company’s stock ownership guidelines.

Option Granting Practices.  The Compensation Committee considers whether to make stock option grants and/or award other forms of equity during January of each year. However, grants may be made at other times during the year based on specific circumstances such as a new hire, a specific contractual commitment or a change in position or responsibility. Under our current plans, which were approved by stockholders in 2011 and 2013, the exercise price of an option is the closing market price on the grant date. The grant date for grants determined by the Compensation Committee at its meeting in January is January 30. For other grants made during the year, the grant date is the first day after the close of each quarter. The decision of the Compensation Committee to have the grants be effective on a uniform date in the future is designed to: (1) provide for administrative convenience for the Company to track the vesting and exercisability of its stock awards; and (2) prevent any appearance that the Committee is acting on a particular date to provide for a lower exercise price for stock options based on changes in the Company’s market price.

As a general matter, the Compensation Committee’s process is independent of any consideration of the timing of the release of material nonpublic information, including with respect to the determination of grant dates or the stock option exercise prices. The Compensation Committee’s decisions are reviewed and ratified by the full Board of Directors. Similarly, the Company has never timed the release of material nonpublic information with the purpose or intent to affect the value of executive compensation.

Clawback Policy.  In the event the Company or Berkshire Bank is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws as a result of misconduct (as determined by the members of the Board of Directors who are considered “independent” for purposes of the listing standards of the NYSE), each of the participants shall reimburse the Bank for part or the entire incentive award made to such executive officer on the basis of having met or exceeded specific targets for performance periods.  For purposes of this policy, (i) the term “incentive awards” means awards under this Program, the amount of which is determined in whole or in part upon specific performance targets relating to the financial results of the Company; and (ii) the term participant means the CEO and his direct reports, who are eligible to participate in this Program.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis that is required by the rules established by the Securities and Exchange Commission. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Risk Assessment and Related Considerations

For 2013, a committee comprised of the Executive Vice President and Chief Financial Officer, Executive Vice President of Human Resources, and Executive Vice President and Chief Risk and Administrative Officer, performed an annual risk assessment of the Company’s incentive compensation plans (the short-term and long-term incentive plans) for all employee levels within the Company.  The objective of the review was to determine if the incentive compensation plans, at all employee levels, encouraged behaviors that exposed the Company to unacceptable levels of risk in relation to its business model.  The review evaluated the balance of compensation elements between cash, performance shares, restricted stock grants, fixed versus variable compensation, and long-term versus short-term compensation.  The review considered the level of potential cash incentive compensation as compared to base salary, the focus of individual and corporate goals, as well as the weighting, and balance of goals, and internal controls in place to mitigate possible high risk taking.  Based upon the risk assessment, the Compensation Committee reviewed and concluded that the incentive compensation plans do not motivate improper risk taking, and are not reasonably likely to have a material adverse effect on the Company.

During 2013 the Committee reinforced our risk-based approach to total compensation in various ways, such as including the risk-based performance measure Asset Quality in our annual incentive plan and providing a risk adjustment feature that allows the Compensation Committee to reduce incentive awards in light of any risk features. An annual review of compensation plans is conducted to support sound risk management practices.  Additionally, management maintains a clawback policy under which the Company may recover payments of incentive compensation attributable to incorrectly reported earnings.

The Compensation Committee remains committed to continuing to review and improve compensation plans and ensure they represent sound risk management practices.

Compensation Committee of the Board of Directors of
Berkshire Hills Bancorp, Inc.

John B. Davies, Chair
Lawrence A. Bossidy
Rodney Dimock

Executive Compensation

Summary Compensation Table

The following table provides the total compensation earned or paid for the years ended December 31, 2013, 2012 and 2011, respectively, by the Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (2)	All Other Compensation ($) (3)	Total ($)
Michael P.	2013	575,000	—	360,015	—	375,000	555,376	77,349	1,942,740
Daly,	2012	525,000	—	260,006	—	375,000	299,909	58,339	1,518,254
President and Chief Executive Officer	2011	492,308	—	250,014	—	320,000	222,208	62,075	1,346,605
Kevin P.	2013	187,500	—	150,002	—	150,000	—	587,301	1,074,803
Riley(4),	2012	300,000	—	125,020	—	150,000	—	40,682	615,702
Executive Vice President, Chief Financial Officer and Treasurer	2011	300,000	—	150,004	—	130,000	—	42,930	622,934
Josephine Iannelli(5), Executive Vice President, Chief Financial Officer	2013	177,404	85,000	160,024	—		—	—	422,428
Sean A.	2013	350,000	—	175,015	—	160,000	—	45,402	730,417
Gray,	2012	275,000	—	130,014	—	160,000	—	37,369	602,383
Executive Vice President, Retail Banking	2011	258,654	—	150,004	—	135,000	—	33,561	577,219
Richard M.	2013	350,000	—	175,015	—	160,000	—	42,364	727,379
Marotta,	2012	300,000	—	135,009	—	160,000	—	39,289	634,298
Executive Vice President, Chief Risk and Administrative Officer	2011	267,308	—	150,004	—	140,000	—	33,522	590,834
George F. Bacigalupo(6), Executive Vice President, Commercial Banking	2013	229,554	80,000	220,032	—		—	18,072	547,658

(1)         Represents the grant date fair value of the restricted stock computed in accordance with the stock based accounting rules under FASB ASC Topic 718. Since all awards vest after the year in which they are granted, none of the Named Executive Officers recognized any income from the awards in the year they were made. Amounts shown are the aggregate grant date fair value of restricted stock awards, with the grant date fair value based on the closing price of our common stock on the applicable grant date. For those restricted stock awards that are subject to performance conditions, the grant date fair values are based on the outcome of such conditions at target level.  For each year shown in the above table, the amounts in the Stock Awards column are determined by multiplying the number of restricted stock awards granted on a particular date by the Company’s stock price on the same grant date, and a breakdown for each individual is as follows:

		Number of Restricted Stock Awards Granted
Grant Date	Stock Price	Daly	Riley	Iannelli	Gray	Marotta	Bacigalupo
January 30, 2013	$24.12	14,926	6,219	—	7,256	7,256	2,903
April 1, 2013	$25.08	—	—	2,393	—	—	—
October 1, 2013	$25.28	—	—	3,956	—	—	5,934
January 30, 2012	$22.91	11,349	5,457	—	5,675	5,893	—
July 1, 2012	$22.00	—	—	—	—	—	1,364
January 30, 2011	$21.22	11,782	7,069	—	7,069	7,069	—
October 1, 2011	$18.47	—	—	—	—	—	2,708

(2)         Reflects change in pension value only.

(3)         Details of the amounts reported in the “All Other Compensation” column for 2013 are provided in the following table, and the additional payment to Mr. Riley is described below in footnote number four :

Name	401(k) Employer Contribution	Restricted Stock Dividends	Car Allowance	Gas Card	Financial Planning	Club Dues	Imputed Income on Split Dollar Life Insurance	LTD Gross Up*	Total
M. Daly	17,850	26,850	7,485	1,982	15,000	—	778	7,404	$77,349
K. Riley	13,125	15,575	6,923	—	2,500	6,646	397	468	$45,634
J. Iannelli**	—	—	—	—	—	—	—	—	—
S. Gray	17,850	11,779	12,000	—	—	2,650	286	837	$45,402
R. Marotta	17,850	9,896	12,000	—	800	—	981	837	$42,364
G. Bacigalupo	16,069	922	923	—	—	—	—	158	$18,072

*                 Mr. Daly’s LTD Gross-Up represents $837 for long-term disability insurance, $4,984 for supplemental disability insurance and $1,584 as a tax gross-up payment on these amounts.

**          Pursuant to the terms of the 401(k) Plan, Ms. Iannelli will not be eligible to receive an employer contribution under the 401(k) Plan until one year after her hire date.

(4)         Mr. Riley resigned from the Company effective July 12, 2013.  In connection with Mr. Riley’s resignation, the Bank and Mr. Riley entered into an agreement, which included non-competition provisions, under which the Bank paid $541,667 to Mr. Riley in 2013.

(5)         Ms. Iannelli commenced employment with the Company and Bank on March 4, 2013.  Ms. Iannelli’s compensation figures reflect compensation paid to her beginning on March 4, 2013, and Ms. Iannelli’s annual base salary, as of December 31, 2013, was $225,000.  Ms. Iannelli, formerly the Chief Accounting Officer, was appointed Principal Accounting Officer on July 2, 2013, and effective January 27, 2014, Ms. Iannelli was promoted to Executive Vice President, Chief Financial Officer.  The amount shown in the “Bonus” column reflects a sign-on bonus in the amount of $60,000 which was paid April 12, 2013 and a discretionary bonus in the amount of $25,000 paid on July 5, 2013, which was paid in recognition of the additional duties that she assumed as Principal Accounting Officer.

(6)         Mr. Bacigalupo was appointed Executive Vice President of Commercial Banking on October 8, 2013.  Mr. Bacigalupo received a discretionary bonus in the amount of $80,000 paid on February 1, 2013.

Grants of Plan-Based Awards

The following table provides information concerning all awards granted to the Company’s Named Executive Officers in 2013:

Grants of Plan-Based Awards

								All Other
								Stock
								Awards:	Grant Date
								Number of	Fair Value of
		Estimated Future Payouts Under Non-			Estimated Future Payouts Under			Shares of	Stock and
		Equity Incentive Plan Awards			Equity Incentive Plan Awards			Stock or	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Awards(1)
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	($)
Michael P. Daly,	1/30/2013	157,500	315,000	630,000
President and Chief Executive Officer	1/30/2013				3,732	7,463	11,195		180,008
	1/30/2013							7,463	180,008

Kevin P. Riley,	1/30/2013	52,500	105,000	210,000
Executive Vice President, Chief Financial Officer and Treasurer	1/30/2013				1,555	3,109	4,664		74,989
	1/30/2013							3,110	75,013

Josephine Iannelli,	4/1/2013							2,393	60,016
Executive Vice President, Chief Financial Officer	10/1/2013							3,956	100,008

Sean A. Gray,	1/30/2013	48,125	96,250	192,500
Executive Vice President, Retail Banking	1/30/2013				1,814	3,628	5,442		87,507
	1/30/2013							3,628	87,507

Richard M. Marotta,	1/30/2013	52,500	105,000	210,000
Executive Vice President, Chief Risk and Administrative Officer	1/30/2013				1,814	3,628	5,442		87,507
	1/30/2013							3,628	87,507

George F. Bacigalupo Executive Vice President, Commercial Banking	1/30/2013							2,903	70,020
	10/1/2013							5,934	150,012

(1)               Grant date fair value of estimated future payout under equity incentive plan award is based on performance at the target level.  Grant date fair value has been computed in accordance with the stock based accounting rules under FASB ASC Topic 718.

Employment Agreement

The Company and the Bank entered into an employment agreement with Mr. Daly in 2008, with a term of three years. The three-year term extends daily unless the Board of Directors or Mr. Daly gives the other party written notice of non-renewal. The employment agreement provides for a base salary which is reviewed at least annually. Mr. Daly’s current base salary is $630,000. In addition to the base salary, the employment agreement provides for, among other things, participation in stock and employee benefit plans and fringe benefits applicable to executive personnel. See “Potential Post-Termination Benefits” for a discussion of the benefits and payments Mr. Daly may receive upon his termination of employment.

Change in Control Agreements

The Company and the Bank maintain change in control agreements with Ms. Iannelli and Messrs. Bacigalupo, Gray and Marotta.  Each change in control agreement has a term of three years and is renewable annually for an additional year at the sole discretion of the Boards of Directors of the Bank and the Company. See “Potential Post-Termination Benefits” for a discussion of the benefits and payments Ms. Iannelli and Messrs. Bacigalupo, Gray and Marotta may receive upon their termination of employment.

Outstanding Equity Awards at December 31, 2013

The following table provides information concerning unexercised stock options and stock awards that have not vested for each Named Executive Officer as of December 31, 2013.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (7)
Michael P. Daly	—	—	—	—	32,237	(1)	879,103
	—	—	—	—	—		—
	6,000	—	$37.80	1/30/2014	—		—
	—	—	—	—
Kevin P. Riley	—	—	—	—	—	(2)	—
	—	—	—	—
Josephine Iannelli	—	—	—	—	6,349	(3)	173,137
	—	—	—	—
Sean A. Gray	—	—	—	—	16,698	(4)	455,354

Richard M. Marotta	—	—	—	—	16,880	(5)	460,318

George F. Bacigalupo	—	—	—	—	11,597	(6)	316,250

(1)                                 This number represents restricted stock awards subject to time-based and performance-based vesting requirements.  The shares of restricted stock subject to time-based vesting become vested at the annual rate of 33.3% of the total original grant amount, with 6,342 shares vesting on January 30, 2014, 4,379 shares vesting on January 30, 2015 and 2,487 shares vesting on January 30, 2016.  The shares of performance-based restricted stock vest upon the achievement of performance goals, as measured over a three-year period, and the satisfaction of a three-year service requirement, with 5,891 shares vesting on January 30, 2014, 5,675 shares vesting on January 30, 2015 and 7,463 shares vesting on January 30, 2016, assuming performance conditions are satisfied at the target level.

(2)                                 Mr. Riley’s restricted stock awards were forfeited due to his resignation effective July 12, 2013.

(3)                                 This number represents restricted stock awards subject to time-based vesting and become vested at the annual rate of 33.3% of the total original grant amount, with 798 shares vesting on April 1, 2014, 798 shares vesting on April 1, 2015, and 797 shares vesting on April 1, 2016 and 3,956 time-based awards with a cliff vesting of 3,956 share on October 1, 2016.

(4)                                 This number represents restricted stock awards subject to time-based and performance-based vesting requirements.  The shares of restricted stock subject to time-based vesting become vested at the annual rate of 33.3% of the total original grant amount, with 3,334 shares vesting on January 30, 2014, 2,154 shares vesting on January 30, 2015 and 1,209 shares vesting on January 30, 2016.  The shares of performance-based restricted stock vest upon the achievement of performance goals, as measured over a three-year period, and the satisfaction of a three-year service requirement, with 3,535 shares vesting on January 30, 2014, 2,838 shares vesting on January 30, 2015 and 3,628 shares vesting on January 30, 2016, assuming performance conditions are satisfied at the target level.

(5)                                 This number represents restricted stock awards subject to time-based and performance-based vesting requirements.  The shares of restricted stock subject to time-based vesting become vested at the annual rate of 33.3% of the total original grant amount, with 3,370 shares vesting on January 30, 2014, 2,191 shares vesting on January 30, 2015 and 1,209 shares vesting on January 30, 2016.  The shares of performance-based restricted stock vest upon the achievement of performance goals, as measured over a three-year period, and the satisfaction of a three-year service requirement, with 3,535 shares vesting on January 30, 2014, 2,947 shares vesting on January 30, 2015, and 3,628 shares vesting on January 30, 2016, assuming performance conditions are satisfied at the target level.

(6)                                 This number represents four different grants of restricted stock awards subject to time-based vesting requirements.  The shares of restricted stock granted on October 1, 2011 vest evenly over a five-year period, with 542 (rounded) shares to vest on each of October 1, 2014, 2015 and 2016.  The shares of restricted stock granted on July 1, 2012 vest over a three-year period, with 227 shares vesting on July 1, 2014 and 909 shares vesting on July 1, 2015.  The 2,903 shares of restricted stock granted on January 30, 2013 vest over a four-year period, with 363 shares vesting on each of January 30, 2014, 2015 and 2016 and 1,814 shares vesting on January 30, 2017.  The 5,934 shares of restricted stock granted on October 1, 2013 become one-hundred percent vested on October 1, 2016, and the awards do not vest before this date.

(7)                                 Computed using the fair market value of the shares based on the Company’s closing stock price of $27.27 on December 31, 2013.

Option Exercises and Stock Vesting

The following table provides information concerning stock option exercises and the vesting of stock awards for each Named Executive Officer, on an aggregate basis, during 2013

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael P. Daly	41,481	59,174	7,481	180,442
	—	—	8,853	214,243
Kevin P. Riley	—	—	4,203	101,376
			5,165	124,993
Josephine Iannelli	—	—	—	—

Sean A. Gray	—	—	3,634	87,652
			3,689	89,274
Richard M. Marotta	—	—	3,368	81,236
	—	—	2,952	71,438
George F. Bacigalupo	—	—	228	6,386
			542	13,702

Pension Benefits

The following table provides the present value of accumulated benefits payable to Mr. Daly and includes the number of years of service credited to him under the Supplemental Executive Retirement Plan.

Name	Plan Name	Number of Years Credit Service	Present Value of Accumulated Benefit ($)
Michael P. Daly	Berkshire Bank Supplemental Executive Retirement Plan	28	2,585,286	(1)

(1)         The material assumptions used to calculate the accumulated benefit were: the 1994 Group Annuity Mortality Reserve Table for post-retirement mortality; no pre-retirement mortality; and a 5.0% discount rate pre- and post-retirement.

The Bank maintains a supplemental retirement arrangement with Mr. Daly to provide him with an annual retirement benefit following separation from service (other than for cause) on or after attaining age 62. The normal retirement benefit equals 46.6% of Mr. Daly’s average total salary and bonus paid during any three consecutive completed calendar years preceding termination of employment that produce the highest annual benefit. If Mr. Daly separates from service on or after age 55 for reasons other than death, disability or following a change in control, he would receive an early retirement benefit based on the annual retirement benefit described above, reduced by 5% for each year by which his age at termination is less than age 62.

Potential Payments Upon Termination of Employment or a Change-in-Control

The following tables show potential payments that would be made to the Named Executive Officers upon specified events, assuming such events occurred on December 31, 2013, pursuant to each individual’s employment or change in control agreement, equity awards, and other benefit plans or arrangements under the various circumstances presented.

The following table provides the estimated amount of compensation payable to Mr. Daly for each of the termination events listed below.

	Payments Due Upon
	Termination For Cause	Termination Without Cause	Change in Control With Termination of Employment	Disability	Death
Base Salary	$—	$—	$—	$—	$287,500
Bonuses	—	—	—	—	—
Health and welfare benefits	—	—	—	52,696	11,941

Severance payments and benefits:
Base salary and bonuses	—	2,897,511	3,112,917	—	—
401(k) contribution	—	53,550	53,550	—	—
Health and welfare benefits	—	50,370	79,044	—	—
Other fringe benefits	—	47,511	75,912	—	—
Value of acceleration of unvested equity awards	—	879,103	879,103	879,103	879,103
Payment under SERP	—	—	7,816,184	7,816,184	7,816,184
Section 280G tax gross-up	—	—	6,102,760	—	—

The following table provides the estimated amount of compensation payable to Ms. Iannelli and Messrs.  Gray, Marotta and Bacigalupo upon their termination of employment in connection with a change in control.

	Ms. Iannelli	Mr. Gray	Mr. Marotta	Mr. Bacigalupo
Severance payments and benefits:
Annual compensation	$843,750	$1,367,422	$1,310,968	$1,147,500
Health and welfare benefits	52,806	78,009	69,486	61,023
Value of acceleration of unvested equity awards	173,137	455,354	460,817	316,250
Section 280G tax gross-up	—	751,650	—	—

Payments to Kevin P. Riley.  Mr. Riley resigned as Executive Vice President, Chief Financial Officer and Treasurer effective July 12, 2013.  Pursuant to his resignation, he will receive payments of $1,000,000, with $500,000 paid on July 15, 2013, and $500,000 payable in quarterly installments for performance of his obligations under a non-competition agreement.

Payments Made Upon Termination for Cause. If Mr. Daly is terminated for cause (as defined under his employment agreement), he will receive his base salary, through the date of termination and retain the rights to any vested benefits subject to the terms of the plan or agreement under which those benefits are provided.

Payments Made Upon Termination without Cause or for Good Reason. If the Company or the Bank chooses to terminate Mr. Daly’s employment for reasons other than for cause, or if he resigns from the Company or the Bank under specified circumstances that would constitute constructive termination, Mr. Daly (or, upon his death, his beneficiary) would be entitled to receive an amount equal to the remaining base salary and incentive compensation payments, including amounts related to stock-based compensation, due for the remaining term of the employment agreement and the contributions that would have been made on his behalf to any employee benefit plans of the Company and the Bank during the remaining term of the employment agreement. The Company and the Bank would also continue and/or pay for life, medical, health, dental and disability coverage for Mr. Daly and his covered dependents until the earliest of his death, employment with another employer or the end of the remaining term of the employment agreement, with Mr. Daly responsible for the employee share of premiums. Upon termination of Mr. Daly’s employment under these circumstances, Mr. Daly must adhere to a one-year non-competition, as well as a non-disclosure restriction.

Payments Made Upon Disability. If Mr. Daly becomes disabled and begins to receive benefits under the long-term disability insurance policy maintained by the Bank, Mr. Daly will also receive continued medical and life insurance coverage for two years following his termination of employment. Commencing in 2008, Berkshire Bank assisted Mr. Daly in purchasing a supplemental disability policy owned by Mr. Daly. In the event of his disability, Mr. Daly will receive compensation under the long-term disability policy maintained by the Bank and the supplemental policy owned by Mr. Daly.

Under his supplemental retirement arrangement with the Bank, if Mr. Daly separates from service due to disability, he will receive the normal retirement benefit, regardless of his age at the time of separation from service. Mr. Daly has elected to receive his normal or early retirement benefit in the form of an actuarially equivalent lump sum payment. The agreement provides that benefit payments will commence not later than 60 days following Mr. Daly’s separation from service.

Upon termination due to disability, outstanding stock options granted pursuant to our equity incentive plans automatically vest and remain exercisable until the earlier of one year from the date of termination due to disability or the expiration date of the stock options. Restricted stock awards granted to these officers under the plan also vest in full upon termination due to disability.

Payments Made Upon Death. Under his employment agreement, in the event of Mr. Daly’s death, his estate is entitled to receive his base salary for an additional six months. Additionally, his dependents’ medical coverage will be paid for six months.

Under his supplemental retirement arrangement with the Bank, if Mr. Daly dies while employed by the Bank, his estate will receive the normal retirement benefit, regardless of his age at the time of death. Mr. Daly has elected to receive his normal or early retirement benefit in the form of an actuarially equivalent lump sum payment. The agreement provides that benefit payments will commence not later than 60 days following Mr. Daly’s separation from service.

Upon termination due to death, outstanding stock options granted pursuant to our equity plans automatically vest and remain exercisable until the earlier of one year from the date of death or the expiration date of the stock options. Restricted stock awards granted to these officers under the plan also vest in full upon death.

Payments Made Upon a Change in Control. Under Mr. Daly’s employment agreement, if voluntary termination (upon circumstances discussed in the agreement) or involuntary termination follows a change in control of the Company or the Bank, Mr. Daly (or, upon his death, his beneficiary) would be entitled to a severance payment equal to the greater of: (1) the payments and benefits due for the remaining term of the agreement; or (2) three times the average of his annual compensation (as described in the agreement) for the five preceding taxable years. In addition, for a period of 36 months following a change in control, Mr. Daly (and his dependents (if any)) would be entitled to continued life, non-taxable medical and disability coverage substantially identical to the coverage received before the change in control. Mr. Daly’s change in control benefits also include the use of any club membership or automobile or other perquisite that was in place at the time of the change in control through the remaining term of the agreement and will be entitled to purchase the perquisite at the end of the term. Mr. Daly’s employment agreement also provides that upon his termination of employment following a change in control, Mr. Daly will be entitled to the employer contributions he would have received under the 401(k) plan had he continued his employment for the remaining term of his agreement. Mr. Daly would also be entitled to receive a tax indemnification payment from the Company if payments under the employment agreement trigger liability under Section 280G of the Internal Revenue Code for the excise tax applicable to “excess parachute payments.” Under applicable law, the excise tax is triggered by change in control-related payments that equal or exceed a “base” amount that is three times the executive’s average taxable income over the five years preceding the change in control (“280G Limit”). The excise tax equals 20% of the amount of the payment in excess of the executive’s base amount.

Under his supplemental retirement arrangement with the Bank, if Mr. Daly separates from service following a change in control, he will receive the normal retirement benefit, regardless of his age at the time of separation from service. Upon termination in connection with a change in control, Mr. Daly will receive the payment in a lump sum benefit. The agreement provides that benefit payments will commence not later than ten days following the change in control; provided, however, that if Mr. Daly is a “specified employee” (as defined in Section 409A of the Internal Revenue Code), the benefit will not commence until six months after his separation from service.

Ms. Iannelli and Messrs.  Gray, Marotta and Bacigalupo have entered into change in control agreements with the Company and the Bank. The change in control agreements entered into with Messrs. Gray and Marotta provide that upon an involuntary termination, other than for cause, or voluntary termination (upon the occurrence of circumstances specified in the agreements) following a change in control of the Company or the Bank, the executive would be entitled to a cash severance payment and continued health benefits. If the executive’s employment is terminated following a change in control, the executive would be entitled to a cash severance payment equal to three times his average annual compensation for the five years preceding the change in control, and life insurance and non-taxable medical, dental and disability coverage substantially identical to the coverage maintained for the executive prior to his termination of employment for 36 months following his termination of employment. Mr. Gray would also be entitled to receive a tax indemnification payment if payments under the change in control agreement trigger liability under Section 280G of the Internal Revenue Code for the excise tax applicable to “excess parachute payments.” Mr. Marotta’s severance payments would be reduced by the minimum amount necessary to avoid triggering liability under Section 280G of the Internal Revenue Code.  In addition, each executive must comply with a one-year non-competition and non-disclosure provision following their receipt of severance payments under the agreements.

The change in control agreements entered into with Ms. Iannelli and Mr. Bacigalupo provide that upon an involuntary termination, other than for cause, or voluntary termination (upon the occurrence of circumstances specified in the agreements) in connection with or following a change in control of the Company or the Bank, the executive would be entitled to a cash severance payment and continued health benefits. If the executive’s employment is terminated following a change in control, the executive would be entitled to a cash severance payment equal to three times base salary and cash incentive, plus the annual cash incentive pro-rated through the date of termination, and life insurance and non-taxable medical and dental coverage substantially identical to the coverage maintained for the executive prior to termination of employment for 36 months following termination of employment, with the executive paying his or her share of the premiums. Severance payments will be reduced to avoid liability under Section 280G of the Internal Revenue Code for the excise tax applicable to “excess parachute payments” only if such reduction will result in the executive receiving a greater total payment as measured on an after-tax basis.

In the event of a change in control of the Company or the Bank, outstanding stock options and restricted stock awards granted pursuant to our equity plans automatically vest and, if the option holder is terminated other than for cause within 12 months of the change in control, options granted under our 2001 Stock-Based Incentive Plan and 2003 Equity Compensation Plan will remain exercisable until the expiration date of the stock options. The value of the accelerated options and restricted stock grants counts towards each executive’s 280G Limit.

Other Information Relating to Directors and Executive Officers

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10% of any registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These individuals are required by regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of the copies of the reports it has received and written representations provided to the Company from the individuals required to file the reports, the Company believes that each of its executive officers and directors has complied with applicable reporting requirements for transactions in Company common stock during the fiscal year ended December 31, 2013.

Transactions with Related Persons

The Sarbanes-Oxley Act of 2002 generally prohibits loans by the Company to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by the Bank to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured financial institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. The Bank is therefore generally prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public. Notwithstanding this rule, federal regulations permit the Bank to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all other employees and does not give preference to any executive officer or director over any other employee.

Pursuant to the Company’s Audit Committee Charter, the Audit Committee periodically reviews, no less frequently than quarterly, a summary of the Company’s transactions with directors and executive officers of the Company and with firms that employ directors, as well as any other related person transactions, for the purpose of recommending to the disinterested members of the Board of Directors that the transactions are fair, reasonable and within Company policy and should be ratified and approved. For the 2013 fiscal year, the Company was not engaged in any transactions with related persons of a type or in such amount that was required to be disclosed pursuant to applicable Securities and Exchange Commission rules and regulations.

Also, in accordance with banking regulations, the Board of Directors reviews all loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, exceeds $500,000 and such loan must be approved in advance by a majority of the disinterested members of the Board of Directors. Additionally, pursuant to the Company’s Code of Ethics and Business Conduct, all executive officers and directors of the Company must disclose any existing or emerging conflicts of interest to the Company’s General Counsel. Such potential conflicts of interest include, but are not limited to, the following: (i) the Company conducting business with or competing against an organization in which a family member of an executive officer or director has an ownership or employment interest and (ii) the ownership of more than 1% of the outstanding securities or 5% of total assets of any business entity that does business with or is in competition with the Company.

Procedures Governing Related Persons Transactions

We maintain Procedures Governing Related Person Transactions, which are a written set of procedures for the review and approval of transactions involving related persons. Under these procedures, related persons consist of directors, director nominees, executive officers, persons or entities known to us to be the beneficial owner of more than 5% of any outstanding class of the voting securities of the Company or immediate family members or certain affiliated entities of any of the foregoing persons.

Transactions covered by the procedures consist of any financial transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which:

•                                          the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year;

•                                          the Company is, will, or may be expected to be a participant; and

•                                          any related person has or will have a direct or indirect material interest.

The procedures exclude certain transactions, including:

•                                          any compensation paid to an executive officer of the Company if such compensation is disclosed according to the proxy rules of the Securities and Exchange Commission or the

Compensation Committee of the Board approved (or recommended that the Board approve) such compensation;

•                                          any compensation paid to a director of the Company if such compensation is disclosed according to the proxy rules of the Securities and Exchange Commission;

•                                          any transaction with a related person involving the extension of credit provided in the ordinary course of the Company’s business and on substantially the same terms as those prevailing at the time for comparable services provided to unrelated third parties. However, loans on nonaccrual status or that are past due, restructured or potential problem loans are not considered excluded transactions;

•                                          any transaction with a related person in which the amounts due from the related person are for purchases of goods and services subject to usual trade terms, for ordinary business travel and expense payments and for other transactions in the ordinary course of business;

•                                          any transaction with a related person in which the rates or charges involved are determined by competitive bids;

•                                          any transaction with a related person involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture or similar services;

•                                          any transaction with a related person involving the rendering of services as a common or contract carrier or public utility, at rates or charges fixed in conformity with law or governmental authority; and

•                                          any transaction in which the interest of the related person arises solely from the ownership of a class of equity securities and all holders of that class of equity services received the same benefit on a pro rata basis.

Related person transactions will be reviewed by the Audit Committee. In connection with its review, the Audit Committee will consider all relevant factors, including:

•                                          whether the terms of the proposed transaction are at least as favorable to the Company as those that might be achieved with an unaffiliated third party;

•                                          the size of the transaction and the amount of consideration payable to the related person;

•                                          the nature of the interest of the related person;

•                                          whether the transaction may involve a conflict of interest as defined in the Company’s Code of Business Conduct; and

•                                          whether the transaction involves the provision of goods and services to the Company that are available from unaffiliated third parties.

For each periodic review of related persons transactions, the Audit Committee will determine if the transactions were fair, reasonable, and within Company policy and will recommend to the disinterested members of the Board of Directors that they should be ratified and approved or make such other recommendation to the Board of Directors as the Audit Committee deems appropriate. If any transaction recommended for ratification and approval by the Audit Committee is not ratified and approved by the Board of Directors, the Secretary of the Audit Committee will provide a report to the Audit Committee setting forth information about the Board’s actions.

Submission of Business Proposals and Stockholder Nominations

The Company must receive proposals that stockholders seek to include in the proxy statement for the Company’s 2015 annual meeting no later than December 3, 2014. If next year’s annual meeting is held on a date more than 30 calendar days from May 8, 2015, a stockholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation for such annual meeting. Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

The Company’s bylaws provide that, in order for a stockholder to make nominations for the election of directors or proposals for business to be brought before the annual meeting, a stockholder must deliver notice of such nominations and/or proposals to the Corporate Secretary not less than 90 days before the date of the annual meeting. However, if less than 100 days’ notice or prior public disclosure of the date of the annual meeting is given to stockholders, such notice must be received not later than the close of business of the tenth day following the day on which notice of the date of the annual meeting was mailed to stockholders or prior public disclosure of the meeting date was made. A copy of the bylaws may be obtained from the Company.

Stockholder Communications

The Company encourages stockholder communications to the Board of Directors and/or individual directors. All communications from stockholders and other interested parties should be addressed to Berkshire Hills Bancorp, Inc., 24 North Street, P.O. Box 1308, Pittsfield, Massachusetts 01202. Communications to the Board of Directors should be in the care of Wm. Gordon Prescott, Corporate Secretary. Communications to individual directors should be sent to such directors at the Company’s address. Stockholders who wish to communicate with a committee of the Board should send their communications to the care of the Chair of the particular committee, with a copy to Lawrence A. Bossidy, the Company’s Lead Independent Director. The Corporate Governance/Nominating Committee determines, in its discretion, whether any communication sent to the full Board should be brought before the full Board.

Miscellaneous

The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company. Additionally, directors, officers and other employees of the Company may solicit proxies personally or by telephone. None of these persons will receive additional compensation for these activities.

The Company’s Annual Report to Stockholders has been included with this proxy statement and is available on the Company’s website listed on the cover page of this proxy statement. Any stockholder who has not received a copy of the Annual Report may obtain a copy by writing to the Corporate Secretary of the Company. The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated by reference into this proxy statement.

If you and others who share your address own your shares in “street name,” your broker or other holder of record may be sending only one annual report and proxy statement to your address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she should contact the broker or other holder of record. If you own your shares in “street name” and are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting your broker or other holder of record.

Whether or not you plan to attend the annual meeting, please vote through the Internet, by telephone, or by marking, signing, dating and promptly returning the enclosed proxy card in the enclosed envelope.

Other Matters

The Board of Directors is not aware of any business to come before the annual meeting other than the matters described above in the Proxy Statement. However, if any matters should properly come before the annual meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

REVOCABLE PROXY

BERKSHIRE HILLS BANCORP, INC.

ANNUAL MEETING OF STOCKHOLDERS

MAY 8, 2014

The undersigned hereby appoints the official proxy committee of Berkshire Hills Bancorp, Inc. (the “Company”), consisting of Robert M. Curley, Rodney C. Dimock, J. Williar Dunlaevy, Laurie Norton Moffatt and Barton D. Raser, or any of them, with full powers of substitution in each, to act as proxy for the undersigned, and to vote all shares of common stock of the Company that the undersigned is entitled to vote only at the Annual Meeting of Stockholders to be held at The Crowne Plaza Hotel, located at One West Street, Pittsfield, Massachusetts at 10:00 a.m., local time, on Thursday, May 8, 2014 and at any and all adjournments thereof, with all of the powers the undersigned would possess if personally present at such meeting as follows:

The undersigned acknowledges receipt from Berkshire Hills Bancorp, Inc., prior to the execution of this proxy of a Notice of the Annual Meeting, Form 10-K for the Year Ended December 31, 2013 and a proxy statement dated April 1, 2014.

	FOR	WITHHOLD	FOR ALL EXCEPT
1. The election of all of the nominees listed (unless the “For All Except” box is marked and the instructions below are complied with), each to serve as a director for a term of three years:	☐	☐	☐

Michael P. Daly Susan M. Hill Cornelius D. Mahoney John W. Altmeyer

INSTRUCTION: To withhold your vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

	FOR	AGAINST	ABSTAIN
2. To consider a non-binding proposal to give advisory approval of our executive compensation as described in the proxy statement	☐	☐	☐

	FOR	AGAINST	ABSTAIN
3. To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2014.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy, properly signed and dated, will be voted “FOR” each of the proposals listed. If any other business is presented at the Annual Meeting, including whether or not to adjourn this meeting, this proxy will be voted by the proxies in their judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting. This proxy also confers discretionary authority on the Proxy Committee of the Board of Directors to vote (1) with respect to the election of any person as director, where the nominees are unable to serve or for good cause will not serve and (2) matters incident to the conduct of the meeting.

Dated: , 2014

PRINT NAME OF STOCKHOLDER	PRINT NAME OF STOCKHOLDER

SIGNATURE OF STOCKHOLDER	SIGNATURE OF STOCKHOLDER

Please sign exactly as your name appears on this card.  When signing as attorney, executor, administrator, trustee or guardian, please give your full title.  If shares are held jointly, each holder may sign but only one signature is required.

FOLD HERE — PLEASE DO NOT DETACH — PLEASE ACT PROMPTLY

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 8, 2014:  THE NOTICE AND PROXY STATEMENT, ANNUAL REPORT ON FORM 10-K AND ANNUAL REPORT ARE AVAILABLE AT WWW.PROXYVOTE.COM.